Exhibit 2.1

EXECUTION VERSION

Dated 20 January 2017

Sale and Purchase Agreement

relating to Nordic Cinema Group Holding AB

between

The Institutional Sellers

The Management Sellers

Goldcup 14139 AB

and

AMC Entertainment Holdings, Inc.

White & Case LLP

5 Old Broad Street

London EC2N 1DW

ii

Agreed Form Documents

Data Room Index and DVDs

Management Warranty Deed

Tax Deed

Budget and Cash Flow Forecast

Director Resignation Letter

iii

This Agreement is made on 20 January 2017

Between:

(1)                                 The persons whose details are set out in Part 1 of Schedule 2 (jointly referred to as the “Institutional Sellers” and individually as an “Institutional Seller”);

(2)                                 The persons whose details are set out in Part 2 of Schedule 2 (jointly referred to as the “Management Sellers” and individually as a “Management Seller”);

(3)                                 Goldcup 14139 AB, a company incorporated in Sweden with registered number 559094-8328 (the “Purchaser”); and

(4)                                 AMC Entertainment Holdings, Inc., a public corporation in Delaware with registered number 4365546 and whose registered office is at Corporate Creates Network Inc., 3411 Silverside Road, Rodney Building #104, Wilmington, DE 19810, New Castle County (the “Purchaser Guarantor”).

Whereas:

(A)                               Each of the Sellers are, at the date of this Agreement, the beneficial owner and registered holder of that number of Shares as set out opposite its name in Schedule 1 and, in the case of the Institutional Sellers, the legal and beneficial owner of the Shareholder Loans.

(B)                               Each of the Sellers has agreed to sell, and the Purchaser has agreed to purchase, all of the Shares on the terms and subject to the conditions of this Agreement.

It is agreed:

1.                                      Interpretation

1.1                               In this Agreement:

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Purchaser, the Institutional Sellers’ Representative and the Management Sellers’ Representative;

“Agreed Leakage Amount” has the meaning set out it in Clause 11.3;

“Agreed Rate” means in respect of the period from (and excluding) the Locked Box Date to (and including) 31 March 2017, nine percentage points (9.00%) per annum and, in respect of the period from (and excluding) 31 March 2017 to (and including) the Completion Date three quarters of a percentage point (0.75%) per annum;

“A Ordinary Shares” means the A ordinary shares of SEK 0.001 quotient value each in the capital of the Company;

“Articles” means the articles of association of the Company as in force as at the date of this Agreement;

“Bank Break Fee Amount” means the break fees which become payable by a Group Company to any lender under the Existing Debt Facilities upon the repayment of the Existing Debt Facilities on Completion together with any amount of interest or other cost payable in respect of any part of an interest period following Completion, any prepayment costs and any advisers fees but for the avoidance of doubt shall exclude the principal on the Existing Debt Facilities and interest to Completion payable on the Existing Debt Facilities;

“Bank Pay-Off Amount” means the amount specified in the Indebtedness Schedule required to discharge all amounts owed by the Company and any other Group Company (including principal, interest and any break fees including the Bank Break Fee Amount) under the Existing Debt Facilities, together with associated hedging arrangements (including the Swap Settlement Amount), on Completion and to release all security in relation to the facilities provided under the Existing Debt Facilities (inclusive of any prepayment costs and any advisors fees);

“Bonnier” means Bonnier Holding AB, a company incorporated in Sweden with registered number 556576-7463 and whose registered office is at Torsgatan 21, 11321 Stockholm, Sweden;

“Bonnier Loan Agreement” means the loan agreement between Bonnier and the Company constituting the Bonnier Shareholder Loan (as amended and/or restated from time to time) as contained in the Data Room;

“Bonnier Shareholder Loan” means the SEK 300,000,000 shareholder loan made by Bonnier in favour of the Company as constituted by the Bonnier Loan Agreement;

“B Preference Shares” means the B preference shares of SEK 0.001 quotient value each in the capital of the Company;

“Bridgepoint Loan Agreement” means the loan agreement dated 9 July 2015 between European Cinemas and the Company constituting the Bridgepoint Shareholder Loan (as amended and/or restated from time to time);

“Bridgepoint Shareholder Loan” means the SEK 700,000,000 shareholder loan made by European Cinemas in favour of the Company as constituted by the Bridgepoint Loan Agreement;

“Budget and Cash Flow Forecast” means the budget and cash flow forecast in relation to the Group for the 2017 financial year in the Agreed Form;

“Business” means the business of the Group as carried out at Completion;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, New York, Luxembourg and Stockholm;

“Claim” means any claim, proceeding, suit or action against the Sellers arising out of or in connection with the warranties set out in Clause 8 of this Agreement;

“Companies Act” means the Companies Act 2006 as amended at any time prior to the date hereof;

“Company” means Nordic Cinema Group Holding AB, a company incorporated in Sweden with registered number 559010-5036 and whose registered office is at Greta Garbos Väg 11-13, 16940, Solna, Sweden;

“Completion” means the completion of the sale and purchase of the Sale Securities under this Agreement;

“Completion Date” means five (5) Business Days after (and excluding) the date on which the Condition has been satisfied or waived in accordance with this Agreement or such other date as the Purchaser and the Institutional Sellers may agree in writing;

“Completion Obligations” means the obligations of the Purchaser and each of the Sellers to be satisfied at Completion pursuant to Clause 7;

“Condition” means the condition referred to in Clause 4.1;

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“Confidential Information” means any information relating to the Group including any information relating to its business, financial or other affairs (including future plans and targets);

“Connected Person” means, in respect of an individual person:

(a)                                 the spouse or civil partner, parents and siblings (including step-siblings and half-siblings) and direct descendants of such individual and their respective spouses or civil partners, parents and siblings (including step-siblings and half-siblings) and direct descendants (together, the “Connected Person’s Family”);

(b)                                 any trust established by or for the benefit of that individual or a member of that individual’s Connected Person’s Family;

(c)                                  any undertaking (other than any Group Company) which that individual or that individual’s Connected Person’s Family is able to individually or collectively exercise or control the exercise of a majority of the votes able to be cast at general meetings, or to appoint or remove directors holding a majority of voting rights at board meetings, in each case on all, or substantially all, matters;

(d)                                 any undertaking (other than any Group Company) whose directors are accustomed to act in accordance with the directions or instructions of that individual or one or more members of that individual’s Connected Person’s Family;

(e)                                  any undertaking (other than any Group Company) of which that individual or a member of that individual’s Connected Person’s Family is a director;

(f)                                   any partnership or undertaking (other than any Group Company) in which that individual or one or more members of that individual’s Connected Person’s Family individually or collectively has a direct or indirect economic interest; and

(g)                                  any nominee, trustee or agent or any other person acting on behalf of any person referred to in in this definition;

“Consideration” has the meaning given to it in Clause 3.1;

“Continuing Provisions” means Clauses 1, 4.3(a), 4.3(b), 14 and 17 to 32;

“Data Room” means the information and the documents contained in the electronic data room hosted by Merrill Corporation as contained on the DVD initialled by or on behalf of the Purchaser, the Institutional Sellers’ Representative and the Management Sellers’ Representative, the contents of which are detailed in the index in the Agreed Form;

“Disclosed” means fairly disclosed with sufficient details and in such a manner as to enable the non-disclosing Party to make a reasonably informed assessment of the nature and scope of the matter concerned and its impact on the Group;

“Encumbrance” means any pledge, charge (fixed or floating), lien, mortgage, debenture, hypothecation, security interest, right to acquire, pre-emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party encumbrance, right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Equity Value” has the meaning given to it in Clause 3.1(a);

“EUMR” means Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings (the EC Merger Regulation);

“European Cinemas” means European Cinemas S.à r.l., a company incorporated in

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Luxembourg with registered number B197419 and whose registered office is at 2, avenue Charles de Gaulle, L - 1653 Luxembourg;

“Existing Debt Facilities” means the senior loans facilities in the amount of SEK 1,850,000,000 and EUR 156,000,000 provided pursuant to a senior facilities agreement between Nordic Cinema Group AB, as borrower, and (i) The Governor and Company of the Bank of Ireland, (ii) Danske Bank A/S Danmark, Sverige Filial, (iii) GE Corporate Finance Bank SCA, London Branch, (iv) Natixis and (v) Nordea Bank AB, as lenders, dated 6 May 2015;

“Financial Due Diligence Report” means the Project Thor financial due diligence report prepared by KPMG LLP and dated 16 December 2016;

“Government Authority” means any supranational, national, state, municipal or local government, (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“Group” means the Company and each of its subsidiaries and subsidiary undertakings and “Group Company” and “member of the Group” shall be construed accordingly;

“Group Subsidiaries” has the meaning given to it in Clause 8.1(e);

“Guaranteed Obligations” has the meaning given to it in Clause 14.1;

“Indebtedness Schedule” means the schedule to be provided by the Institutional Sellers to the Purchaser pursuant to Clause 5.1;

“Institutional Sellers” has the meaning given to it in the Recitals;

“Institutional Seller’s Affiliate” means, in relation to an Institutional Seller:

(a)                                 any fund or limited partner in respect of which any member of its Institutional Seller’s Group is a general partner, manager, operator or investment adviser (in each case, whether solely or jointly with others);

(b)                                 any fund or limited partner which has the same general partner, operator, manager or investment adviser as any member of its Institutional Seller’s Group or any fund referred to in (a) above;

(c)                                  any general partner, operator, manager or investment adviser to any member of its Institutional Seller’s Group or to any fund or limited partner referred to in (a) or (b) above;

(d)                                 any subsidiary undertaking, parent undertaking or associated undertaking of any entity referred to in (a), (b) or (c) above (“associated undertaking” having the meaning ascribed to it in section 1162 of the Companies Act and Paragraph 19, Schedule 6 of The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 SI 2008/410 respectively (but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 of those Regulations));

(e)                                  any scheme under which certain officers, employees or partners of such Institutional Seller or of any member of its Institutional Seller’s Group are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares in companies in which the Institutional Seller also invests, or any person (excluding natural persons) holding shares or other interests under such a scheme or entitled to the benefits of shares or other interests under such a scheme;

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(f)                                   any director, employee or partner of any of the above or of any member of that Institutional Seller’s Group, and any Connected Person of any such director, employee or partner; and

(g)                                  any nominee, trustee or agent or any other person acting on behalf of any person referred to in (a) to (f) above or any other investor (and any director, officer, employee or partner of such other investor) that holds interests, directly or indirectly, in any person referred to in (a) to (f) above;

“Institutional Sellers’ Commitments” has the meaning given in Clause 10.6;

“Institutional Seller’s Group” means, in relation to an Institutional Seller:

(a)                                 that Institutional Seller, any subsidiary undertaking of that Institutional Seller, any parent undertaking of that Institutional Seller and any subsidiary undertaking of any such parent undertaking, in each case whether direct or indirect;

(b)                                 any person or entity for whom an Institutional Seller holds Sale Securities as trustee or nominee or in any other capacity whatsoever, together with any subsidiary undertaking of that person, any parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, in each case whether direct or indirect; and

(c)           any Institutional Seller’s Affiliate of that Institutional Seller,

in each case, from time to time and excluding any Group Company;

“Institutional Sellers’ Representative” means the person designated by the Institutional Sellers to serve as their representative in accordance with Clause 17.2;

“Institutional Sellers’ Warranties” means those warranties set out in Clause 8;

“Interest Payment Amount” means an amount equivalent to interest at the Agreed Rate on the sum of the Equity Value less (i) any Agreed Leakage Amount, (ii) any Leakage Set-off Amount, and (iii) any Swap Settlement Amounts from (and excluding) the Locked Box Date to (and including) the Completion Date, such interest to accrue, but not compound, daily, as notified in the Indebtedness Schedule;

“Investment Agreement” means the investment agreement dated 9 July 2015 between the Institutional Sellers;

“Investor Director” means any person falling within limb (f) of the definition of Institutional Sellers’ Affiliate who has been appointed as a director of the Company or a Group Company;

“Leakage” means:

(a)                                 in each case (A) by or on behalf of any member of the Group or any NCG JVCo to or for the benefit of any Seller, any member of an Institutional Seller’s Group or any Connected Person of any Management Seller and (B) during the period from (but excluding) the Locked Box Date to (and including) the Completion Date:

(i)                                     any dividend, bonus or other distribution of capital (whether in cash or in kind) or any payments in lieu of any dividend, bonus or distribution, declared, paid or made (whether actual or deemed);

(ii)                                  any future benefits granted or assets transferred;

(iii)                               any creation, issue or allotment of any securities whatsoever;

(iv)                              any redemption, repurchase, repayment or return of share or loan capital or

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loan (including any interest thereon) (or any other relevant securities), or return of capital (whether by reduction of capital or otherwise and whether in cash or in kind);

(v)                                 any consultant, advisory, management, monitoring, service, shareholder or other fees (including director’s fees), charges or compensation of a similar nature paid;

(vi)                              any payments or transaction of any kind other than on arm’s length third party terms (including the purchase by any member of the Group of any assets from any Seller, any member of an Institutional Seller’s Group or any Connected Person of any Management Seller to the extent that such transfer is at more than market value or any payment by any member of the Group to any portfolio investee entity of any investment funds managed or advised by an Institutional Seller or a member of the Institutional Seller’s Group which is outside the ordinary course of business);

(vii)                           any waiver, deferral, discount or release (whether conditional or not) of any amount, liability, right, value, benefit or obligation owed or due to any member of the Group;

(viii)                        any amendment to the amount or timing of interest, principal or fees in respect of the Shareholder Loan or any other indebtedness owed by any member of the Group or any;

(ix)                              any payment of principal, interest or fees in respect of the Shareholder Loan;

(x)                                 any liability or obligation (contingent or otherwise) assumed, secured, incurred or discharged; and

(xi)                              any guarantee, indemnity or Encumbrance provided by, or over the assets, rights or other benefits of, any member of the Group,

but, in each case, not including any Permitted Leakage;

(b)                                 any:

(i)                                     Transaction Costs incurred or paid or agreed to be paid by any member of the Group at any time; and

(ii)                                  any bonuses, incentives or commission (including any transaction or retention bonuses for management) paid or made (or declared to be or treated as paid or made) in connection with the preparation, negotiation or consummation of the Transaction or such other transactions contemplated by the Transaction Documents or the Purchaser Debt Finance Commitment Letters,

but, in each case, not including any Permitted Leakage;

(c)                                  any agreement (whether conditional or otherwise) by or on behalf of any member of the Group or requirement on any member of the Group to enter into or carry out any of the actions or transactions referred to in paragraphs (a) or (b) above entered into during the period from (but excluding) the Locked Box Date to (and including) the Completion Date;

(d)                                 any fees or costs incurred or becoming payable at any time by any Group Company as a consequence of any of the matters referred to above; and

(e)                                  any liability for Tax arising for the Group as a result of the occurrence of any of those

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matters set out in paragraphs (a) to (d) above.

“Leakage Set-off Amount” has the meaning given in Clause 11.3(a)(ii);

“Locked Box Accounts” means the section of the Accountants’ Due Diligence Report entitled “Balance Sheet”;

“Locked Box Date” means 31 October 2016;

“Long Stop Date” means 30 April 2017;

“Losses” means all losses, liabilities, costs (including reasonably incurred and documented legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Management Sellers” has the meaning given to it in the Recitals;

“Management Sellers’ Representative” means the representative of the Management Sellers appointed pursuant to Clause 17.1;

“Management Warranty Deed” means the deed of warranty between the Purchaser and the Management Sellers dated on or around the date of this Agreement;

“Material Group Asset” means any asset (tangible or intangible) (or category or series of related assets) of the Group with a market value (in aggregate) in excess of SEK11,000,000 (or its equivalent);

“Material Group Company” means any Group Company whose enterprise value (on a stand-alone basis) is in excess of SEK55,000,000 (or its equivalent);

“NCG JVCo” means any undertaking in which a Group Company controls, directly or indirectly, 50% or less of the voting rights in that undertaking;

“Notice” has the meaning given to it in Clause 25.1;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Permitted Leakage” means:

(a)                                 any payments expressly provided for under the terms of the Transaction Documents or the Purchaser Debt Finance Commitment Letters;

(b)                                 any payments to the extent specifically provided for in the Locked Box Accounts;

(c)                                  the annual monitoring fee payable to the Institutional Sellers up to a maximum aggregate amount of EUR 357,145 (excluding any VAT thereon), together with any other reasonable third party out of pocket expenses incurred by an Institutional Seller or its Investor Director(s);

(d)                                 any directors’ fees (including reasonable out of pocket expenses) and/or consultancy fees incurred, paid or agreed to be paid or payable to a Management Seller or to Anders Ehrling and Simon Wright pursuant to their current employment, director and/or consulting agreements with any Group Company in each case to the extent they are Disclosed in the Data Room or the Financial Due Diligence Report (and disregarding for these purposes any modification or amendment to such agreements or arrangements since the Locked Box Date), together with any related Tax;

(e)                                  the salaries and other remuneration (including expenses) and bonuses, emoluments and other entitlements incurred, paid or agreed to be paid or payable to a

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Management Seller in accordance with their current employment agreements, director and/or consulting agreements with any Group Company or NCG JVCo in each case to the extent they are Disclosed in the Data Room (and disregarding for these purposes (i) any modification or amendment to such agreements or arrangements since the Locked Box Date and (ii) any bonuses incurred, paid or agreed to be paid in connection with the Transaction), and including any additional amounts paid or agreed to be paid with the prior written consent of the Purchaser pursuant to Clause 6, together with any related Tax;

(f)                                   any amounts incurred, paid or agreed to be paid or payable or any liability, cost or expense incurred in connection with any matter undertaken at the written request of, or with the prior written consent of, the Purchaser;

(g)                                  any amounts incurred, paid or agreed to be paid or payable or agreed to be made in the ordinary course of the Group’s or any NCG JVCo’s trading activities, on arm’s length terms and consistent with past practice in the 12 month period prior to the date of this Agreement by any member of the Group or any NCG JVCo to any portfolio company of any member of any Institutional Seller’s Group;

(h)                                 the Transaction Bonuses; and

(i)                                     any accrual of (but not payment of) interest on the Bonnier Shareholder Loan or Bridgepoint Shareholder Loan in accordance with the terms of the Bonnier Loan Agreement or the Bridgepoint Loan Agreement respectively (and disregarding, for these purposes, any modification or amendment to the terms of the Bonnier Shareholder Loan or the Bridgepoint Shareholder Loan following the Locked Box Date).

“Pro Rata Portion” has the meaning set out in Clause 11.4;

“Properties” has the meaning given in the Management Warranty Deed;

“Purchaser Debt Finance” means the debt financing incurred or intended to be incurred in accordance with the Purchaser Debt Finance Commitment Letters;

“Purchaser Debt Finance Commitment Letters” means the commitment letters dated as of the date of this Agreement from the lenders party thereto;

“Purchaser’s Completion Documents” has the meaning given to it in Clause 10.1;

“Purchaser’s Group” means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of the Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time, and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Solicitors” means Pinsent Masons LLP of 30 Crown Place, Earl Street, London EC2A 4ES;

“Purchaser’s Swedish Counsel” means Advokatfirman Lindahl of P.O Box 1065, SE-101 89 Stockholm;

“Relevant Area” means such geographical area as the Group has carried on its business within the twelve (12) months immediately prior to Completion;

“Remedy” has the meaning set out in Clause 4.2;

“Reserved Matters” means those matters listed in Schedule 5.5 of the Investment Agreement;

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“Restricted Person” means any of Peter Broström, Jan Bernhardsson, Marcus Lorendal, Jonas Burvall, Niklas Angeltoft, Patrik Karlsson, Maria Skoglund, Malin Lundstedt, Stefan Malmén, Sture Johansson, Ted Johansson, Ivar Halstvedt, Robert Sigfusson, Jon Einar Sivertsen, Ole Christian Corneliussen, Veronica Lindholm, Tuukka Metsäaho, Ismo Määttä, Kalle Peltola, Janne Uusi-Kölli, Arūnas Baltrušaitis, Gintaras Plytnikas, Kristjan Kongo, and Normunds Labrencis;

“Sale Securities” means the Shares held by the Sellers as set out against each Seller’s name in column (2) of Schedule 1 and “Sale Security”;

“Seller’s Solicitors” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;

“Sellers” means the Institutional Sellers and the Management Sellers;

“SF License Agreements” means the licences in respect of the “SF” trademark and domain names between the Group and Aktiebolaget Svensk Filmindustri;

“Shares” means the A Ordinary Shares and the B Preference Shares;

“Shareholder Loans” means the Bonnier Shareholder Loan and the Bridgepoint Shareholder Loan;

“Shareholder Loans Redemption Amount” means an amount equal to the principal plus  interest accrued on the Shareholder Loans in accordance with the terms and conditions thereof in order to redeem the Shareholder Loans in accordance with Schedule 3;

“Swap Agreements” means each of the ISDA Master Agreements entered into by the Group Companies, as amended and supplemented from time to time (including all confirmations supplemental thereto), containing the terms of foreign exchange swaps in connection with the Existing Debt Facilities;

“Swap Settlement Amounts” means the costs of terminating the Swap Agreements on Completion;

“Tax” or “Taxation” means and includes all forms of taxation (other than deferred tax) and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of the United Kingdom, Sweden or elsewhere and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges, costs and interest relating thereto and shall further include payments in respect of or on account of the foregoing whenever and wherever imposed;

“Taxation Authority” means any governmental or other authority competent to impose Taxation whether in the United Kingdom, Sweden or elsewhere or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

“Tax Deed” means the tax deed in agreed form executed by the Purchaser and the relevant Management Sellers and delivered at Completion;

“Transaction” means the agreement to sell and purchase the Sale Securities pursuant to this Agreement;

“Transaction Bonuses” means the transaction bonuses amounting to SEK 9,404,379 in aggregate payable to Niklas Angeltoft, Teresia Byström, Gustav Norberg, Madeleine Nilsson, Janne Stigvall, Marcus Lorendal and Malin Lazar;

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“Transaction Costs” means any professional fees, expenses, transaction bonuses or other costs (including, but not limited to, any consulting, advisory or management fees) in each case including any VAT paid or agreed to be paid or incurred or owing by any member of the Group or any NCG JVCo, in each case in connection with the preparation, negotiation or consummation of the Transaction and such other transactions contemplated by the Transaction Documents or the Purchaser Debt Finance Commitment Letters;

“Transaction Documents” means this Agreement, each of the documents in the Agreed Form and any other document entered into or to be entered into pursuant to this Agreement; and

“VAT” means value added tax as defined in Article 17 of The EC Sixth Directive on VAT 77/388/EEC and all Taxes of a similar nature levied in addition to or in substitution for it.

In this Agreement, unless the context otherwise requires:

1.2                               Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.3                               References to “include” or “including” are to be construed without limitation.

1.4                               References to a “company”, “holding company”, “subsidiary”, “parent undertaking” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security).

1.5                               References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.6                               Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.7                               The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.8                               References to recitals, Clauses, paragraphs and Schedules are (unless the context otherwise requires) to recitals, clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.9                               References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of any Party under this Agreement.

1.10                        References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.11                        Any provision of this Agreement which is expressed to bind or be an obligation of the Sellers shall bind and be an obligation of each of them severally (and thus not jointly or jointly and severally) and any reference to ‘the Sellers’ in this Agreement shall be construed as a reference to each Seller individually and severally (and thus not jointly or jointly and severally) unless otherwise expressly provided. The Purchaser may in its absolute discretion

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release, compound, or compromise or give time or indulgence in relation to the liability of certain Sellers without in any way prejudicing or affecting its rights against the other Sellers.

1.12                        References to times of day are to London time unless otherwise stated.

1.13                        Save as otherwise expressly provided, the expression “procure” where used in the context of a Seller in relation to a member of the Group means solely that that Seller undertakes to exercise (i) its rights and votes as a shareholder in that company or (ii) votes as a director of that company; or (iii) power to procure any director of that company appointed by such Seller takes the necessary action to procure so far as it is lawfully able, compliance with that obligation.

1.14                        References to indemnities or  warranties in this Agreement, the Management Warranty Deed or the Tax Deed shall be construed as meaning on an after-Tax basis, such that, to the extent that the amount payable pursuant to such indemnity or warranty is chargeable to any Tax in the hands of the payee, the amount payable shall be increased as necessary so as to ensure that, after taking into account the amount of Tax chargeable on such indemnity or warranty payment (including on any increased payment) but ignoring any penalty or interest payable in connection with any failure to pay or any delay in paying any such Tax due (in either case) to the fault of the payee, the payee is in no better and no worse a position than it would have been in if there had been no such Tax chargeable.

2.                                      Sale and Purchase

2.1                               Each of the Sellers agree to sell and the Purchaser agrees to purchase all of the Sale Securities, with full title guarantee, and with all rights which are at the Completion Date attached to them (including, without limitation, the right to receive all dividends, distributions and interest declared, made, accrued or paid at any time), and the Sale Securities shall be sold by the Sellers free from all Encumbrances, on the terms of this Agreement and subject to satisfaction of the Condition.

2.2                               Each of the Sellers hereby agrees to waive or procure the waiver of any rights or restrictions which may have been conferred on it under the Articles, the Investment Agreement or otherwise as may affect the transactions contemplated by this Agreement (other than its rights pursuant to this Agreement) including, without limitation:

(a)                                 any rights of redemption, pre-emption, first refusal or transfer it may have with respect to the Sale Securities; and

(b)                                 any rights to acquire any Sale Securities.

2.3                               The Purchaser shall not be obliged to complete the acquisition of the Sale Securities unless the purchase of all of the Sale Securities is completed simultaneously.

3.                                      Consideration

3.1                               Consideration Amount

The aggregate consideration for the sale and purchase of the Sale Securities shall be the payment by the Purchaser of an amount equal to:

(a)                                 SEK 5,600,700,000 (five billion, six hundred million and seven hundred thousand Swedish Krona) (the “Equity Value”);

(b)                                 less the Shareholder Loans Redemption Amount;

(c)                                  less any Leakage Set-Off Amount (if any);

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(d)                                 less any Agreed Leakage Amount (if any);

(e)                                  plus the Interest Payment Amount;

(f)                                   less the Swap Settlement Amounts; and

(g)                                  less the Bank Break Fee Amount;

(the sum of the amounts set out in Clauses 3.1(a) to 3.1(g) (inclusive) being the “Consideration”),

all of which shall be apportioned, allocated and paid or discharged (as appropriate) on Completion in accordance with Clause 7.

4.                                      Condition

4.1                               Condition Precedent

The obligations of the Sellers and the Purchaser to complete the sale and purchase of the Sale Securities contained in Clause 2 are conditional upon satisfaction (or waiver in accordance with this Agreement) of the following requirements:

(a)                                 the European Commission declaring that the Transaction is compatible with the internal market pursuant to Article 6(1)(b) alone or in combination with Article 6(2), Article 8(1) or Article 8(2) of the EUMR (or the time periods laid down in Article 10(1) or Article 10(3) of the EUMR having elapsed without any decision having been made by the European Commission) and either:

(i)                                     the European Commission indicating that it does not intend to refer whole or part of the Transaction to a competent authority of any Member State in accordance with Article 9 of the EUMR; or

(ii)                                  if such a referral is made, clearance being obtained from the competent authority of that Member State(s).

For the avoidance of doubt, if the European Commission refers only a part of the Transaction to one or more competent authorities in any Member State, Clause 4.1 shall be satisfied only if the condition in Clause 4.1(a)(ii) is also met.

4.2                               Responsibility for satisfaction

(a)                                 Purchaser’s Obligations

(i)                                     The Purchaser shall use its reasonable endeavours to ensure satisfaction of the Condition set out in Clause 4.1 as soon as possible and in any event on or before the Long Stop Date.

(ii)                                  The Purchaser undertakes to:

(A)                               prepare and submit in consultation with the Institutional Seller’s Representative the draft filing to the European Commission as soon as possible following the date of this Agreement and in any event within eleven (11) Business Days of the date of this Agreement and submit the final filing itself as soon as permitted thereafter by the European Commission;

(B)                               use its reasonable endeavours to avoid any declaration of incompleteness by the European Commission and/or competent authority of any Member State or any other suspension for the time

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periods of clearance;

(C)                               take all steps necessary to procure the satisfaction of the Condition referred to in Clause 4.1(a) by the end of the European Commission’s Phase I review (i.e. without the need for a second phase of investigation) or by the end of a Member State competent authority’s Phase I period of review if a referral described in Clause 4.1(a)(ii) is made. Such steps shall include, but are not limited to, proposing, negotiating, offering to commit and agreeing, in each case where necessary to ensure that the Condition in Clause 4.1(a) is satisfied prior to the Long Stop Date with the European Commission and/or competent authority of any Member State to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise the sale, divestiture, license, or disposition of any necessary assets or businesses by the Purchaser or by any member of the Purchaser’s Group (each being a “Remedy”);

(D)                               procure that the Institutional Sellers’ Representative is given a reasonable opportunity to review and comment on drafts and final version of any filings or other material documentation prior to their submission to the European Commission and/or competent authority of any Member State (it being acknowledged that certain such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only) and to take account of any reasonable comments;

(E)                                respond as soon as reasonably practicable to all inquiries received from the European Commission and/or competent authority of any Member State to whom a filing has been made or referred to for additional information or documentation and to supplement such filings as reasonably requested by the European Commission and/or the applicable authority. The Purchaser undertakes to keep the Institutional Sellers’ Representative informed of material contact with the European Commission and/or competent authority of any Member State and to the extent permitted by law, provide the Institutional Sellers’ Representative with copies of all material relevant documentation in relation thereto (to the extent such information relates to the Company and provided that the Purchaser shall not be required to provide the Institutional Seller’s Representative with any confidential information or business secrets) and allow the Institutional Sellers’ Representative the opportunity to participate in any calls or meeting with the European Commission and/or competent authority of any Member State;

(F)                                 notify the Institutional Sellers’ Representative within two Business Days after receipt of each such clearance or approval required to satisfy Clause 4.1;

(G)                               to the extent permitted by law to notify in writing to the Institutional Sellers’ Representative anything which will or is likely to prevent the Condition from being satisfied on or before the Long Stop Date promptly after it comes to its notice; and

(H)                              to agree and implement any Remedies that may be required by the European Commission and/or competent authority of any Member State prior to the Completion Date and, failing that, within six months of Completion or other period as required by the clearance

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decision of the European Commission and/or by competent authority of any Member State if a referral described in Clause 4.1(a) is made.

(b)                                 Sellers’ Obligations

Each of the Sellers individually and severally (not jointly or jointly and severally) undertake to the Purchaser:

(A)                             to the extent permitted by law, to co-operate with the Purchaser in good faith and to use all reasonable endeavours to procure co-operation by the Group with a view to satisfying the Condition set out in Clause 4.1(a), including, to the extent necessary and on a confidential basis, providing all information reasonably required by the Purchaser in relation to the business of the Company and the Group or in relation to any such Seller and providing all information reasonably required by the European Commission and/or competent authority of any Member State (as applicable) in relation to the business of the Company and the Group or in relation to any such Seller, provided that any information provided in relation to any such Seller shall be provided only to the European Commission and/or competent authority of any Member State (as applicable) and/or, if necessary the Purchaser’ Solicitors on a strictly confidential basis and shall not be provided to the Purchaser;

(B)                             in relation to the Transaction only, notify the Purchaser’s advisers of any material written communication from, or any material oral communication with the European Commission and/or competent authority of any Member State and provide the Purchaser’s advisers with copies (or a written record if the communication is oral) of all such communications;

The Institutional Seller’s Representative undertakes to the Purchaser to:

(A)                             review and/or comment on any draft submission and communication to the European Commission and/or competent authority of any Member State when provided to the Institutional Seller’s Representative by the Purchaser’s advisers; and

(B)                             where reasonably able to do so, attend all material meetings and participate in all material telephone calls with the European Commission and/or competent authority of any Member State when requested by the Purchaser’s advisers and permitted by the European Commission and/or competent authority of any Member State and, where appropriate, make oral submissions at such meetings or during telephone calls.

4.3                               Non-Satisfaction

(a)                                 If the Condition set out in Clause 4.1 is not fulfilled (or waived in accordance with this Agreement) on or before the Long Stop Date, this Agreement shall automatically terminate provided that either the Institutional Sellers or the Purchaser shall, provided the parties exercising their rights in this Clause 4.3(a) (the “Extending Party”) have complied with the terms of this Agreement, have the right to extend the Long Stop Date for an initial 30 day period and one further 30 day period if, in the reasonable expectation of the Extending Party, the Condition will be capable of being satisfied during such additional 30 day period(s).

(b)                                 If this Agreement terminates in accordance with Clause 4.3(a), and without limiting the right of any party to this Agreement to claim damages, all obligations of the parties under this Agreement shall terminate (except for the Continuing Provisions) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

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4.4                               Accuracy of Information

Each Party warrants and undertakes to the other Parties that any information that it provides to any other Party on or prior to or following the date hereof with respect to any merger control clearance filings and any other approvals by governmental authorities (including, without limitation, information as to revenues per country) is, and (in respect of information provided following the date hereof) will be, complete and accurate and not misleading in any material respect.

5.                                      Indebtedness Schedule

5.1                               Indebtedness Schedule

(a)                                 Not less than three (3) Business Days prior to the Completion Date, the Institutional Sellers shall provide the Purchaser with a schedule (the “Indebtedness Schedule”) setting out:

(i)                                   the amount and allocation of the (A) Consideration payable to each of the Sellers for the Sale Securities held by them and (B) the Shareholder Loans Redemption Amount owed to them;

(ii)                                the Bank Pay-Off Amount (including all appropriate details including currency, identity of payee and payee account details and the Bank Break Fee and the Swap Settlement Amounts);

(iii)                             the Interest Payment Amount;

(iv)                            any Agreed Leakage Amount; and

(v)                               any Leakage Set-off Amount.

(b)                                 In the event that Completion is deferred beyond the intended Completion Date in accordance with the terms of this Agreement and an Indebtedness Schedule has been delivered to the Purchaser prior to such deferral occurring, the Institutional Sellers shall be entitled to provide a revised Indebtedness Schedule to the Purchaser and the Indebtedness Schedule previously submitted shall cease to apply or be relevant for all purposes, provided that such revised Indebtedness Schedule shall be provided not less than two (2) Business Days prior to the deferred Completion Date.

6.                                      Pre-Completion

6.1                               Sellers’ Obligations in Relation to the Conduct of Business

(a)                                 Subject to Clause 6.2, each Seller shall procure that from the date of this Agreement until Completion:

(i)                                   the business of each member of the Group is conducted in accordance with applicable laws and in the ordinary and usual course;

(ii)                                each member of the Group shall maintain in force all insurance policies that such member of the Group maintains as at the date of this Agreement, in all material respects on the same terms and at similar levels of cover as prevail at the date of this Agreement;

(iii)                             no amendment is made, or consent is given for the purposes of such amendment, to the terms of the Bonnier Loan Agreement and the Bridgepoint Loan Agreement; and

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(iv)                            notwithstanding the generality of (i) above, the audit of the Group’s consolidated financial statements dated 31 December 2016 is carried out in the ordinary and usual course and in accordance with past practice.

(b)                                 Subject to Clause 6.2, each Institutional Seller undertakes to the Purchaser that prior to Completion it shall not:

(i)                                   exercise any of its rights as a shareholder of the Company to approve, and shall procure that its Investor Directors (subject to their fiduciary duties) shall not approve, any actions by a Group Company or NCG JVCo which would be contrary to Clause 6.1(a); and

(ii)                                vote or in any way exercise its rights and powers to approve any of the Reserved Matters without the prior written approval of the Purchaser.

(c)                                  Without prejudice to the generality of clause 6.1, the Sellers undertake to the Purchaser to procure that the Company shall, and shall procure that each member of the Group shall, not effect or undertake any matter set out in Schedule 4 in the period from the date of this Agreement until Completion without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

(d)                                 The Sellers shall notify the Purchaser as soon as reasonably practicable if they become aware of any matter, fact or circumstance which constitutes a breach of Clause 6.1 prior to Completion.

6.2                               Exceptions to Sellers’ and Management Sellers’s Obligations

Clause 6.1 does not apply in respect of and shall not operate so as to restrict or prevent:

(a)                                 any matter reasonably undertaken by any member of the Group in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect thereof (and of which the Purchaser will be promptly notified in writing);

(b)                                 any action taken in accordance with any contract or arrangement entered into by a Group Company prior to the date of this Agreement and Disclosed in the Data Room;

(c)                                  any matter expressly contemplated by this Agreement (including for the avoidance of doubt any matters set out in the definition of Permitted Leakage) or the Transaction Documents;

(d)                                 any matter undertaken at the written request or with the prior written consent of the Purchaser;

(e)                                  any provision of information to any regulatory body or government agency or commissioning body in the ordinary course of business; and

(f)                                   any matter to the extent required by applicable law or any regulation of any applicable Government Authority.

6.3                               Sellers’ Obligations in Relation to Agreements with Change of Control Provision

Each Seller shall procure that from the date of this Agreement until Completion, the Group Companies shall, at the Purchaser’s reasonable request, take such steps as is reasonably necessary to obtain waivers and/or new agreements from contractual parties to agreements which contain change of control provisions which are triggered by the Transaction subject to applicable laws. The Purchaser, together with the Group Companies, shall have the right  to approach all such contractual parties after the date of this Agreement, in order to seek waivers

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from such change of control provisions and/or to enter into new agreements, effective as of Completion.

6.4                               Debt Financing Obligations of the Purchaser

(a)                                 Subject to applicable law and Clause 6.4(b), the Sellers shall, and shall use their reasonable endeavours to procure that the Group and its advisers, officers and directors shall, provide such reasonable assistance as is reasonably required by the Purchaser from the date of this Agreement until Completion in connection with the below provided that, for the avoidance of doubt, none of the obligations in this Clause 6.4 shall delay Completion as contemplated under Clause 7:

(i)                                   the negotiation, agreement and syndication of any debt financing (including any public or private offering or placement of debt or equity securities (which, for the avoidance of doubt, may include an offering of high-yield debt securities under Rule 144A of the U.S. Securities Act of 1933, as amended)) which is to be negotiated by any member of the Purchaser’s Group for the purpose of financing any part of the Consideration (the “Applicable Financing”);

(ii)                                the repayment of the Existing Debt Facilities on or immediately following Completion (such assistance to include relevant Group Companies, promptly following the Purchaser’s request, executing and delivering to the Purchaser, or at its direction, such documents as the Purchaser may reasonably require in relation to the repayment of the Existing Debt Facilities); and

(iii)                             the release on Completion of any security which has been granted by any member of the Group in connection with the Existing Debt Facilities and which is outstanding on Completion;

provided, that such assistance shall include (A) providing any information, documents, agreements, consents, comfort letters, certifications and representations reasonably requested by the Purchaser, its advisers and accountants, its financing sources or investments banks or their advisers (which shall include all documentation and other information required under applicable “know-your-customer” and anti-money laundering rules and regulations), (B) participating in a reasonable number of meetings and conference calls with prospective lenders and investors, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies and preparation of materials related to such road shows, sessions, conference calls and meetings, (C) assisting in the preparation of a customary confidential information memorandum or other offering document including in connection with any offering of high-yield debt securities under Rule 144A of the U.S. Securities Act of 1933, as amended, (D) obtaining customary debt pay-off letters with respect to the Existing Debt Facilities and (E) to the extent practicable in the context of Clause 6.1(a)(iv), providing an audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows of the Group as of and for the fiscal year ended December 31, 2016.  The Parties further acknowledge and agree that, to the extent that the provisions of this clause 6.4 require the Management Sellers to provide reasonable assistance in converting the financial statements of the Group from Swedish or any other GAAP and restated in accordance with US GAAP, the costs and expenses of such conversion and restatement (including any costs incurred by the Group in engaging the auditors of the Group to undertake such conversion and restatement) will be borne directly by the Purchaser subject to Clause (b).

(b)                                 Notwithstanding the foregoing, nothing in this Agreement shall require any such cooperation to the extent that it would (i) require any Group Company to enter into any financing, purchase or other agreement for the Applicable Financing that would

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be effective prior to Completion or (ii) result in any officer, director, manager or other representative of any Group Company or any Sellers or of any member of an Institutional Seller’s Group incurring any personal liability with respect to any matters relating to the Applicable Financing. No Seller or any member of an Institutional Seller’s Group shall be required to pay any fees or expenses in connection with the Applicable Financing and no Group Company shall be required to pay any such fees or expenses prior to Completion. The Purchaser shall indemnify and hold harmless the Company and the Group and each Seller and each member of each Institutional Seller’s Group and their respective representatives from and against any and all Losses suffered or incurred by them in connection with the Applicable Financing (including actions taken in accordance with this Clause 6.4), except to the extent that such Losses result from the gross negligence, wilful misconduct or fraud of any Sellers, the Company of any member of the Group (or any of their officers directors or employees) or from the Group having provided the Purchaser (or omitted to provide the Purchaser) with information that was intentionally materially incorrect or misleading (including as a result of its omission).

(c)                                  The cost of any actions taken by the Group pursuant to Clause 6.4(a) (including any adviser fees but not including any charge for the time of Group personnel) shall be borne by the Purchaser.

7.                                      Completion

7.1                               Subject to Clause 4, Completion shall take place at the offices of the Purchaser’s Swedish Counsel in Stockholm on the Completion Date.

7.2                               At Completion:

(a)                                 the Sellers shall comply with its obligations as specified in Part 1 of Schedule 3; and

(b)                                 the Purchaser shall comply with its obligations as specified in Part 2 of Schedule 3.

7.3                               Breach of Completion Obligations

Subject to Clause 4.3(a), if the obligations of (i) the Purchaser or (ii) the Sellers under Clauses 7.2 and Schedule 3 are not complied with on the Completion Date in any material respect, the Purchaser (in the case of a default by a Seller) or the Sellers (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the Sellers as the case may be:

(a)                                 to defer Completion for a period of up to ten (10) Business Days (so that the provisions of this Clause 7 shall apply to Completion as so deferred);

(b)                                 to require the Parties to proceed to Completion as far as practicable, having regard to the defaults which have occurred; or

(c)                                  subject to Completion having first been deferred for a period of at least ten (10) Business Days under Clause 7.3(a) and the Purchaser and the Sellers having used reasonable endeavours to effect Completion during that period, to terminate this Agreement by notice in writing to the Purchaser or the Sellers (as the case may be).

7.4                               Termination

If this Agreement is terminated in accordance with Clause 7.3(c) (and without limiting any Party’s rights and remedies, including the right to claim damages), all obligations of the Parties under this Agreement shall end (except for the Continuing Provisions) but for the avoidance of doubt all rights and liabilities of the Parties which have accrued before

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termination shall continue to exist. Save for the termination provisions set out in Clauses 4.3(a) and 7.3(c), there are no other circumstances in which a Party shall be entitled to terminate this Agreement.

7.5                               Completion Payments

All amounts expressed to be payable to the Sellers at Completion pursuant to any provision of this Agreement shall be paid to such accounts as nominated in writing by the Institutional Sellers and the Management Sellers’ Representatives and the receipt of each such amount in such accounts shall be an absolute discharge to the Purchaser of the obligation to pay such amount and the Purchaser shall not be concerned to see to the application of any such amount thereafter.

8.                                      Warranties

8.1                               Institutional Sellers’ Warranties

Each of the Institutional Sellers individually and severally (and not jointly or jointly and severally) warrants to the Purchaser that the statements set out below are true, accurate and not misleading as at the date of this Agreement and as at the Completion Date as if they had been repeated immediately before Completion:

(a)                                 it is the sole legal and beneficial owner of the Sale Securities listed opposite its name in columns (2) and (3) of Schedule 1, has the full right to exercise all voting and other rights over such Sale Securities;

(b)                                 it has the full right to transfer the full legal and beneficial title to such Sale Securities to the Purchaser free from Encumbrances and there will be no such Encumbrances effecting any of such Sale Securities at Completion;

(c)                                  the Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid up;

(d)                                 other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any Sale Securities or any other share in the capital of the Company (including an option or right of pre-emption or conversion);

(e)                                  other than any Encumbrance relating to the Existing Debt Facilities (if applicable), there is no Encumbrance in relation to any of the shares or unissued shares in the capital of any of the members of the Group other than the Company (the “Group Subsidiaries”). No Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in any of the Group Subsidiaries or any interest therein to any person;

(f)                                   it has the full legal right, power, capacity and authority to enter into, deliver and perform its obligations under each of the Transaction Documents to which it is a party (the “Sellers’ Completion Documents”);

(g)                                  the Sellers’ Completion Documents will, when executed by it, constitute legal, valid and binding and enforceable obligations on it in accordance with their respective terms;

(h)                                 the execution, delivery and performance of its obligations under, the Sellers’ Completion Documents will not:

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(i)                                     result in a breach of, conflict with, or constitute a default under, any agreement or instrument to which it is a party or by which it is respectively bound;

(ii)                                  result in a breach of any law, lien, lease, order, judgment, award, injunction, ordinance, regulation or decree or any other restriction of any kind or character to which it is a party or by which it is bound;

(iii)                               conflict with, or result in a breach of, any provision of its memorandum or articles of association, by-laws or equivalent constitutional document; or

(iv)                              require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and which cannot be revoked (provided that this paragraph (iv) shall not extend to those consents or approvals from anti-trust, governmental or regulatory authorities referred to in Clause 4.1);

(i)                                     other than the Shareholder Loans, there is no other indebtedness owed to the Institutional Sellers or any Connected Person of the Institutional Sellers;

(j)                                    it is validly existing and is duly incorporated under the law of its jurisdiction of incorporation; and

(k)                                 no:

(i)                                     petition has been presented or resolution has been passed in relation to it;

(ii)                                  step has been taken in relation to it; or

(iii)                               legal proceedings have been started or threatened against it,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

Unless expressly provided in this Agreement, each of the Institutional Sellers’ Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement.

8.2                               Management Sellers’ Warranties

Each Management Seller individually and severally (and not jointly or jointly and severally) warrants to the Purchaser that the statements set out below are true, accurate and not misleading as at the date of this Agreement and as at the Completion Date as if they had been repeated immediately before Completion:

(a)                                 the Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid up;

(b)                                 he/she is the sole legal and beneficial owner of the Sale Securities listed opposite his/her name in columns (2) and (3) of Schedule 1 and has the full right to exercise all voting and other rights over such Sale Securities;

(c)                                  there is not and will be no Encumbrance effecting any of the Sale Securities listed opposite his/her name in columns (2) and (3) of Schedule 1;

(d)                                 he/she has the necessary power and authority to enter into and perform this Agreement and any other Transaction Document to which he/she is a party; and

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(e)                                  other than the Sale Securities listed in Schedule 1, he/she is not aware of any person being entitled to require any Group Company or any NCG JVCo to issue any share or loan capital now or at any future date.

8.3                               Notification Obligation

The Sellers shall immediately notify the Purchaser in writing as soon as it becomes aware of any fact, matter or circumstance that:

(a)                                 would or might cause a warranty, in the case of the Institutional Sellers, in Clause 8.1 to be untrue, inaccurate or misleading if it was to be repeated at any time after the date of this Agreement;

(b)                                 would or might cause a warranty, in the case of the Management Sellers, in Clause 8.2 to be untrue, inaccurate or misleading if it was to be repeated at any time after the date of this Agreement; or

(c)                                  is reasonably likely to delay Completion.

9.                                      Limitation of Sellers’ Liability

9.1                               Maximum Liability

The liability of the Sellers in respect of any Claim:

(a)                                 shall not arise unless and until the amount of such Claim when substantiated exceeds SEK 200,000 (in which case the liability of the Sellers shall be limited to the excess over SEK 200,000); and

(b)                                 shall not (when aggregated with the amount of all other Claims and including all legal and other professional fees and expenses payable by the Sellers in respect of all such Claims) exceed the aggregate of the Consideration and the Shareholder Loans Redemption Amount.

9.2                               Time Limitations

(a)                                 No Seller shall be liable in respect of any claim unless written notice specifying (in reasonable detail) the matter(s) which gives rise to the claim, the nature of the claim and (if practicable) the amount claimed in respect thereof is given by or on behalf of the Purchaser to the Sellers as soon as reasonably practicable after the Purchaser becomes aware of the claim and in any event:

(i)                             in the case of a claim for breach of Clause 6, by no later than six (6) months from the Completion Date; or

(ii)                          in the case of any other Claim by no later than six (6) years from the Completion Date,

(provided that any failure to provide any such details of the claim or to indicate its nature or to provide an estimate of the amount of any such claims shall not invalidate such claim).

(b)                                 Any claim notified pursuant to Clause 9.2(a) shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been properly issued and validly served within nine (9) months of such written notice being given to the Sellers or the Management Sellers’ Representative (as appropriate) or, in the case of any

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contingent liability, within nine (9) months after such contingent liability becomes an actual liability.

9.3                               Limitations on Leakage Claims

(a)                                 The aggregate liability of the Sellers in respect of any amounts payable pursuant to Clause 11.4 (excluding, for the avoidance of doubt, any amounts payable as a result of Clause 11.4(a)(iii)) shall not exceed an amount equal to the Leakage received by or benefitted to such Seller or in the case of an Institutional Seller, by or to any member of that Institutional Seller’s Group, or, in the case of a Management Seller, by or to any Connected Person of that Management Seller, plus (in each case) the Pro Rata Portion of any Leakage deemed to be received by or to the benefit of such persons pursuant to Clause 11.4(b).

(b)                                 No Seller shall be liable in respect of any amounts payable pursuant to Clause 11.4 unless written notice specifying (in reasonable detail) the matter(s) which gives rise to the claim, the nature of the claim and (if practicable) the amount claimed in respect thereof is given by or on behalf of the Purchaser to the Sellers as soon as reasonably practicable after the Purchaser becomes aware of the claim and, in any event, by no later than twelve (12) months from the Completion Date.

9.4                               Duty to Mitigate

The Purchaser shall procure that reasonable steps are taken to avoid or mitigate any loss or damage which in the absence of mitigation might be reasonably likely to give rise to a liability in respect of any Claim.

9.5                               Contingent Liabilities

Without prejudice to the Purchaser’s ability to give notice of a claim within the time period set out in Clause 9.2, no Seller shall be liable in respect of any Claim which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

9.6                               Other Compensation

No Seller shall be liable in respect of any Claim to the extent that the Purchaser actually recovers or is otherwise made good or compensated (without cost to the Purchaser or any Group Company) in relation to the subject matter of such Claim.

9.7                               Waiver of Rights of Rescission

Without prejudice to the rights set out in Clause 4.3(a) and 7.3, notwithstanding that a Party becomes aware at any time:

(a)                                 that there has been a breach of any provision of this Agreement; or

(b)                                 that there may be a claim against another Party or Parties in connection with this Agreement or any other Transaction Document,

no Party shall be entitled to terminate or rescind this Agreement or treat this Agreement as terminated and shall only be entitled to claim damages in respect of such matter and, accordingly, each Party waives all and any rights to terminate or rescind this Agreement it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights arising in respect of dishonesty, fraud, wilful misconduct or wilful concealment of another Party.

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9.8                               Fraud

None of the limitations contained in this Clause 9 shall apply to any Claim against a Party to the extent that such claim arises as a result of fraud by that Party or where such claim would not have arisen but for fraud by that Party.

10.                               Purchaser’s Warranties and Undertakings

10.1                        Purchaser’s Warranties

Each of the Purchaser and the Purchaser Guarantor warrant to each of the Sellers that the statements set out below are true, accurate and not misleading as at the date of this Agreement and as at the Completion Date as if they had been repeated immediately before Completion:

(a)                                 it is a company validly existing and duly incorporated under the laws of its jurisdiction of incorporation;

(b)                                 it has the full legal right, power, capacity and authority to enter into, deliver and perform its obligations under each of the Transaction Documents to which it is a party (the “Purchaser’s Completion Documents”);

(c)                                  the Purchaser’s Completion Documents will, when executed by it, constitute legal, valid and binding obligations of it in accordance with their respective terms;

(d)                                 the execution, delivery, and performance of its obligations under, the Purchaser’s Completion Documents will not:

(i)                                   conflict with, or result in a breach of, any provision of its memorandum or articles of association, by-laws or equivalent constitutional document;

(ii)                                result in a breach of any law, lien, order, judgment, award, injunction, ordinance, regulation or decree or any other restriction of any kind or character to which it is a party or by which it is bound; or

(iii)                             require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (provided that this paragraph (iii) shall not extend to those consents or approvals from anti-trust, governmental or regulatory authorities referred to in Clause 4.1); and

(e)                                  no:

(i)                                   resolution has been passed in relation to it;

(ii)                                step has been taken in relation to it; or

(iii)                             legal proceedings have been started or threatened against it,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

10.2                        Notification Obligation

The Purchaser shall notify the Sellers promptly in writing upon becoming aware of any fact, matter or circumstance that is reasonably likely to delay Completion.

10.3                        Purchaser Financing Undertakings

The Purchaser has delivered to the Sellers true and complete copies of the Purchaser Debt Finance Commitment Letters.  The Purchaser undertakes to each of the Sellers that it will not,

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without the prior written consent of the Institutional Sellers amend the Purchaser Finance Documents, Debt Finance Commitment Letters in a manner which would be materially prejudicial to the interests of the Sellers under this Agreement; provided that, for the avoidance of doubt, the Purchaser Debt Finance Commitment Letters may be amended to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities.  The Purchaser shall use all reasonable endeavours to obtain and consummate the Purchaser Debt Finance at Completion.

10.4                        Waiver of Rights

The Purchaser hereby warrants and undertakes to each of the Sellers for itself and as agent and trustee for each employee, director or officer of any member of the Group (each a “Relevant Person”) that other than with respect to the terms of this Agreement, any other direct contractual obligation existing between the Purchaser and the Relevant Person and in the absence of fraud, the Purchaser:

(a)                                 has no rights against (and waives any rights it may have against); and

(b)                                 may not make a claim against (and waives any claim it may have against),

any Relevant Person, provided that nothing in this Clause 10.4 shall limit the ability of the Purchaser to bring any claim against (i) any adviser to the Group and/or the Sellers, to the extent it has prepared a report or other documentation for the specific benefit of the Purchaser or a member of the Group in connection with the Transaction (subject always to the terms of any reliance letter entered into between the Purchaser and the relevant adviser and/or the terms of engagement of such adviser); and (ii) the Sellers to the extent permitted by any contractual arrangements between a Seller and a Purchaser.

10.5                        No Representation

The Purchaser acknowledges that, except where specifically otherwise provided, no representation or warranty has been made as to the accuracy or completeness of any of the information provided in relation to the Group by the Sellers, any member of an Institutional Seller’s Group nor any of their respective agents.

10.6                        Institutional Sellers’ Commitments

(a)                                 The Purchaser shall use its best endeavours to procure that immediately following Completion:

(i)                                   each Institutional Seller and each other member of each Institutional Seller’s Group shall be unconditionally and irrevocably released in full from their respective obligations under any guarantee, security interest, indemnity, support letter or other contingent obligation, including without limitation the grant of collateral, given or undertaken by each Institutional Seller or member of each Institutional Seller’s Group in relation to or arising out of any obligations or liabilities of any Group Company (the “Institutional Sellers’ Commitments”) which shall not have been released on or prior to Completion, each such release to be in form and substance satisfactory to the relevant Institutional Seller (acting reasonably); and

(ii)                                the Purchaser, or another member of the Purchaser’s Group, shall enter into replacement obligations with the relevant counterparty to such Institutional Sellers Commitments as soon as reasonably practicable following Completion.

(b)                                 The Purchaser undertakes to indemnify and hold each Institutional Seller and each other member of each Institutional Seller’s Group harmless from and against all

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Losses suffered or incurred by it after Completion in relation to or arising out of the Institutional Seller Commitments, to the extent that the Institutional Seller Commitments are not released (or replaced by the Purchaser) at or prior to Completion.

11.                               Leakage

11.1                        Warranty and Undertaking

Each Seller:

(a)                                 warrants to the Purchaser that from (but excluding) the Locked Box Date to (and including) the date of this Agreement, there has been; and

(b)                                 undertakes to the Purchaser to procure that from the date of this Agreement to (and including) the Completion Date, there will be,

no Leakage, provided that no Seller shall have any liability to the Purchaser under Clause 11.1 or 11.4 if Completion does not occur.

11.2                        Notification of Leakage

Each Seller undertakes to the Purchaser to notify the Purchaser in writing as soon as is reasonably practicable upon becoming aware of any Leakage having taken place in breach of Clause 11.1 at any time in the period from (but excluding) the Locked Box Date to (and including) the Completion Date.

11.3                        Adjustment for Leakage

(a)                                 If any Leakage is notified or comes to the attention of the Purchaser on or prior to Completion then:

(i)                                   in the event that a Seller has not notified the Purchaser of such Leakage, subject to the relevant Seller (the “Relevant Seller”) agreeing that Leakage has occurred and agreeing the amount to be paid by the Relevant Seller pursuant to Clause 11.4(a) in respect of such Leakage (an “Agreed Leakage Amount”), the Purchaser shall be entitled to reduce the Consideration to be paid to the Relevant Seller pursuant to Clause 3 by the full amount of the Agreed Leakage Amount by reducing the amount of Consideration to be paid to the Relevant Seller (and the payment of the amount of the Consideration so reduced shall be an absolute discharge of the Purchaser’s obligations hereunder in respect of the Consideration to be paid to the Relevant Seller pursuant to this Agreement); and

(ii)                                in the event that a Seller has notified the Purchase of such Leakage, the Purchaser shall be entitled to reduce the Consideration to be paid to such Seller pursuant to Clause 3 by the full amount of such notified Leakage (the “Leakage Set-off Amount”) by reducing the amount of Consideration to be paid to such Seller (and the payment of the amount of the Consideration so reduced shall be an absolute discharge of the Purchaser’s obligations hereunder in respect of the Consideration to be paid to the such Seller pursuant to this Agreement).

(b)                                 In respect of any Leakage to which Clause 11.4(b) applies, the Institutional Sellers’ Representative and the Management Sellers’ Representative shall have the authority to agree on behalf of the Institutional Sellers and the Management Sellers respectively any Agreed Leakage Amount pursuant to Clause 11.3(a) and, for the avoidance of doubt, all Sellers will be deemed Relevant Sellers in respect of such

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Leakage in accordance with Clause 11.4(b).

(c)                                  For the avoidance of doubt:

(i)                                   the fact that any Leakage comes to the attention of the Purchaser on or prior to Completion but no Agreed Leakage Amount is agreed in respect of it pursuant to this Clause 11.3 shall not affect the Sellers’ obligations or the Purchaser’s rights pursuant to Clauses 11.1 and 11.4 or otherwise under this Agreement in respect of that Leakage; and

(ii)                                the fact that an Agreed Leakage Amount has been agreed or a Leakage Set-off Amount has reduced the amount of Consideration payable by the Purchaser pursuant to this Clause 11.3 in respect of any Leakage shall not preclude the Purchaser from recovering any further amounts payable under Clause 11.4 in respect of such Leakage and not taken into account in the Agreed Leakage Amount or the Leakage Set-off Amount.

11.4                        Payment for Leakage

(a)                                 If any Leakage occurs the Seller who receives or benefits from (or whose Institutional Seller’s Group, in the case of an Institutional Seller, or whose Connected Persons, in the case of a Management Seller, receives or benefits from) the Leakage shall on demand by the Purchaser pay to the Purchaser an amount in cash in SEK equal to:

(i)                                   the amount of such Leakage;

(ii)                                all reasonable costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties and expenses) incurred by the Purchaser as a result of such Leakage; and

(iii)                             any amount necessary to ensure that after any Tax on a payment made in accordance with sub-clauses (i) or (ii) above, the Purchaser is left with the same amount it would have had if the payment was not subject to Tax, save that, for the avoidance of doubt, any amount already taken into account in the calculation of any Agreed Leakage Amount or Leakage Set-off Amount and taken into account in the determination of the Consideration pursuant to Clause 11.3 shall not be recoverable under this Clause 11.4 after Completion.

(b)                                 In respect of any Leakage that is not received or benefitted from by one or more Sellers (or by any member of an Institutional Seller’s Group or any Connected Person of a Management Seller), each Seller shall be deemed to have received or benefitted from its Pro Rata Portion of such Leakage and each Seller shall on demand by the Purchaser pay to the Purchaser its Pro Rata Portion of the aggregate amount to be paid to the Purchaser pursuant to Clause 11.4(a) in respect of such Leakage For the purposes of this Clause 11.4(a), “Pro Rata Portion”, shall mean in relation to any Seller, that Seller’s pro rata portion based on the proportion that the Consideration receivable by such Seller pursuant to this Agreement bears to the aggregate amount of Consideration receivable by all Sellers pursuant to this Agreement.

12.                               Restrictive Covenants

12.1                        Subject to Clause 12.2 and 12.4, each Management Seller undertakes to the Purchaser and each Group Company that he will not (whether alone or in conjunction with, or on behalf of,

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another person and whether directly or indirectly), without the prior written consent of the Purchaser:

(a)                                 for a period of one year immediately following the Completion Date, knowingly directly or indirectly interfere or attempt to interfere with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the twelve (12) months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

(b)                                 for a period of one year immediately following the Completion Date, knowingly directly or indirectly solicit, endeavour to entice away from any Group Company, employ or offer to employ, any person employed in a managerial, technical or sales capacity by any Group Company at Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Company’s trade connections save that no Management Seller will have any liability if that person is responding to a bona fide and genuine job advertisement not aimed at employees of the Group; or

(c)                                  within the Relevant Area for a period of one year following the Completion Date, either alone or jointly with, through or as adviser to, or agent of, or manager for, any person directly or indirectly carry on or be engaged, connected with or interested in any other business involved in the sale or supply of goods or services which competes with all or any material part of the Business.

12.2                        Nothing in clause 12.1 shall prevent any of the Management Seller from performing any duties under his service contract with any member of the Purchaser’s Group as an employee or consultant.

12.3                        Each of the undertakings set out in this clause 12 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful the remaining undertakings or part of the undertakings will continue in full force and effect and will bind each Management Seller.

12.4                        The holding of any units of any authorised unit trust of not more than three per cent. of any class of shares or securities of any company which is dealt on any recognised stock exchange (as defined by the Financial Services and Markets Act 2000 (as amended)) shall not constitute a breach of clause 12.1.

12.5                        The Institutional Sellers each severally undertake to the Purchaser and each Group Company that they will not, and that they will procure that no member of their respective Institutional Sellers Group (provided that, in the case of European Cinemas, Institutional Seller’s Group shall not include any portfolio companies, limited partners or investors of any member of its Institutional Seller’s Group but shall include employees, directors and officers of any general partner, manager, operator or investment adviser within the Institutional Seller’s Group including, but not limited to Mika Herold, Christopher Bley and Mikael Lövgren) will, without the prior written consent of the Purchaser, for a period of one year following the Completion Date, knowingly directly or indirectly solicit or entice away from any Group Company, any Restricted Person save that the Institutional Sellers will have no liability if such person is responding to a bona fide and genuine job advertisement or enters into a process managed by a recruitment firm, provided that such advertisement or process is not made or set up specifically to be aimed at a Restricted Person.

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13.                               Termination of Related Party Agreements

Effective as of and conditional upon Completion, the Sellers hereby terminate, and shall procure that each member of an Institutional Seller’s Group and each Connected Person of a Management Seller terminates (a) the side letter between Bonnier and Bridgepoint Europe V Investments S.à r.l. in respect of the SF rebranding and (b) all such agreements between it and any Group Company (other than (i) the Shareholder Loan Agreements; (ii) any service contract between a Management Seller and a Group Company that has been Disclosed in the Data Room; and (iii) the SF Licence Agreements) and irrevocably waives, and shall procure that each member of an Institutional Seller’s Group and each Connected Person of a Management Seller waives, any and all claims any such person may have in its capacity as shareholder, director or employee (as applicable) against any Group Company or any other direct or indirect party (other than any claim arising under the aforementioned service contracts).

14.                               Guarantee

14.1                        In consideration of the Sellers entering into this Agreement, the Purchaser Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings and warranties undertaken or expressed to be undertaken under or pursuant to this Agreement (including, without limitation, the obligations contained in Clause 4.2(a)(ii)(C)) to which it is party including the payment of court-awarded damages for breach of those obligations, commitments, undertakings and warranties along with any court-awarded legal costs arising from claiming for such damages (the “Guaranteed Obligations”).

14.2                        If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Purchaser Guarantor shall forthwith, upon demand, unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Sellers as they would have received if the Guaranteed Obligations had been duly performed and satisfied by the Purchaser.

14.3                        This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied notwithstanding the winding up, liquidation, dissolution or other incapacity of the Purchaser. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

14.4                        As a separate and independent stipulation, the Purchaser Guarantor agrees that any of the Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or the dissolution, amalgamation, reconstruction or reorganisation of the Purchaser or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchaser Guarantor as though the same had been incurred by the Purchaser Guarantor and the Purchaser Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Guarantor on demand.

14.5                        The Purchaser Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities in Clause 14.1, undertakes to indemnify and keep indemnified the Sellers against all costs, claims, expenses, losses, damages and liabilities which the Sellers may incur or suffer arising out of or in connection with any breach by the Purchaser of any of its obligations under this Agreement.

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14.6                        The liability of the Purchaser Guarantor under this Clause 14 shall not be affected, impaired, reduced or released by:

(a)                      any variation of the terms of the Guaranteed Obligations (whether or not agreed by the Purchaser);

(b)                      any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for, or waiver in relation to, such performance;

(c)                       any agreement or arrangement which the Sellers make with the Purchaser or with any person which (but for this Clause 14.6(c)) would or might operate to diminish or discharge the liability of a surety;

(d)                      any change in the status, control or ownership of the Purchaser;

(e)                       any change in the constitution or control of, or the insolvency of, or bankruptcy, winding-up or analogous proceedings relating to, the Purchaser;

(f)                        any illegality, invalidity or unenforceability of any obligation of any person under this Agreement; or

(g)                       any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor or any of the rights, powers and remedies conferred on the Sellers under this Agreement.

14.7                        The Purchaser Guarantor waives all rights it has or may have to require the Sellers to proceed first against the Purchaser.

14.8                        The guarantee and indemnity in this Clause 14 shall extend to all costs and reasonable expenses incurred by the Sellers in enforcing such guarantee and indemnity.

14.9                        The Purchaser Guarantor acknowledges and agrees that damages may not be an adequate remedy for breach of the guarantee and indemnity in this Clause 14 and that the Sellers shall have the right to require specific performance of the Purchaser Guarantor’s obligations under this Clause 14. The Purchaser agrees not to object to any application by the Sellers for such specific performance.

15.                               Waiver

15.1                        Subject to Completion under Clause 7 having taken place, each of the Institutional Sellers in respect of itself and its respective Institutional Seller’s Affiliates (which in respect of European Cinemas shall exclude any portfolio companies of any of its Institutional Seller’s Affiliates and any investors in any such Institutional Seller’s Affiliates) confirms that as at the date of this Agreement (i) all sums due to a Group Company or NCG JVCo from that Seller have been repaid in full and (ii) it does not have any claims or rights or causes of action against any Group Company or any directors or officers of any Group Company other than in respect of any Permitted Leakage.

15.2                        Notwithstanding anything to the contrary contained herein, no Institutional Seller, nor any member of an Institutional Seller’s Group, and no Management Seller or any Connected Person of any Management Seller (other than the Purchaser) shall have any rights or claims against any debt financing source (including, without limitation, any lenders, lead arrangers, book-runners, syndication agents or similar entities) in connection with this Agreement, the Purchaser Debt Finance or the transactions contemplated hereby or thereby.

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16.                               Confidentiality and Announcements

16.1                        Announcements

With the exception of the Announcement which shall be made on the date hereof (or on such other date as may be agreed), no announcement, communication or circular concerning the existence or provisions of this Agreement or any other Transaction Document shall be made or issued by or on behalf of any Party, any Group Company or any of the Institutional Seller’s Group or the Purchaser’s Group (as applicable) without the prior written approval of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body, court order or the rules of any relevant stock exchange (for the avoidance of doubt including the Listed Company Manual of the New York Stock Exchange) or any contractual obligation, but then only to the extent so required and the Party with an obligation to make an announcement or communication or issue a circular shall consult with the Purchaser and the Institutional Seller insofar as is reasonably practicable before complying with such an obligation.

16.2                        Confidentiality

(a)                        Subject to Clause 16.1, Clause 16.2(b) and 16.2(c):

(i)                                   from the date of this Agreement each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into any Transaction Document which relates to:

(A)                             the existence or the provisions of any Transaction Documents (save if and to the extent that such existence or provisions shall have come into the public domain through any announcement, communication or circular which is made other than in breach of the provisions of Clause 16.1); or

(B)                             the negotiations relating to any Transaction Documents;

(ii)                                the Institutional Sellers shall, and shall procure that each member of the Institutional Seller’s Group shall, from the date of this Agreement (but subject to this obligation terminating as regards information relating to the Group if this Agreement is terminated), treat as strictly confidential and not disclose or use any information relating to the Group and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group;

(iii)                             each Management Seller shall, and shall procure that each of such Management Seller’s Connected Persons shall, from the date of this Agreement (but subject to this obligation terminating as regards information relation to the Group if this Agreement is terminated), treat as strictly confidential and not disclose or use any information relating to the Group and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(iv)                            the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, from the date of this Agreement, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Institutional Seller or the Institutional Seller’s Group.

(b)                                 Clause 16.2(a) shall not prohibit disclosure or use of any information if and to the extent:

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(i)                                     the disclosure or use is required to vest the full benefit of this Agreement in a Party;

(ii)                                  the disclosure or use is required by any Management Seller in the ordinary course of his employment by any Group Company;

(iii)                               the information is or becomes publicly available (other than by breach of this Agreement);

(iv)                              the Purchaser and the Institutional Seller have given prior written approval to the disclosure or use;

(v)                                 the information is independently developed after Completion;

(vi)                              the disclosure or use is required by law, any governmental or regulatory body (including HM Treasury and UK Financial Investments Limited) or any recognised stock exchange on which the shares of any Party or any member of the Institutional Seller’s Group or any member of the Purchaser’s Group are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that Party or member of the Institutional Seller’s Group or member of the Purchaser’s Group);

(vii)                           the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of any Transaction Document;

(viii)                        the disclosure or use is made to professional advisers on a confidential basis for the purpose of advising a Party;

(ix)                              the disclosure is made to a Taxation Authority in connection with the Tax affairs of the disclosing Party;

(x)                                 the disclosure is made to any member of the Institutional Seller’s Group or a Connected Person of a Management Seller, it being agreed and acknowledged that the Institutional Seller or, as the case may be, the relevant Management Seller shall procure compliance by such member of the Institutional Seller’s Group or, as the case may be, such Connected Person with the provisions of this Clause 16.2 in respect of such information as if it had itself given the undertakings given in this Clause 16.2 by the Institutional Seller or by the relevant Management Seller, as the case may be;

(xi)                              the disclosure is made by the Purchaser to any member of the Purchaser’s Group, it being agreed and acknowledged that the Purchaser shall procure compliance by such member of the Purchaser’s Group with the provisions of Clause 16.2 in respect of such information as if it had itself given the undertakings given in this Clause 16.2 by the Purchaser;

(xii)                           the disclosure is made by the Purchaser to any bank or financial institution in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Sale Securities, provided that the Purchaser remains liable for any breach of the confidentiality undertakings in this Clause 16 by such person (as if such person had itself given the undertakings given in this Clause 16.2 by the Purchaser);

(xiii)                        the disclosure is made by any member of the Institutional Seller’s Group or by a Management Seller to a potential investor, financier or employer for the purposes of demonstrating historic performance, raising finance or in connection with a proposed investment, provided that the disclosing Party remains liable for any breach of the confidentiality undertaking in this Clause

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16 by such person (as if such person had itself given the undertakings given in this Clause 16.2 by the disclosing Party);

(xiv)                       the disclosure is made on a confidential basis to potential purchasers of all or part of the Institutional Seller’s Group or the Purchaser’s Group or to their professional advisers or actual or potential financiers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase and the disclosing Party remains liable for any breach of the confidentiality obligations set out in this Clause 16 by such person (as if such person had itself given the undertakings given in this Clause 16.2 by the disclosing Party), provided that prior to disclosure or use of any information pursuant to Clause 16.2(b)(i), (v) or (vi) (except in the case of disclosure to a Taxation Authority), the Party concerned shall promptly notify (to the extent permitted by any applicable law or regulation) the other Parties of such requirement with a view to providing (if reasonably practicable to do so) the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

(c)                                  The  Purchaser may disclose any information it receives in relation to the Company (or any member of the Group) to any equity investor or prospective investor in it or any of the Purchaser’s Group or to any debt financing source or potential debt financing source (or their respective professional advisers) to it or any of the Purchaser’s Group or rating agency in connection with any debt financing,  including, for the avoidance of doubt, the existence and contents of this Agreement and the Transaction Documents, subject to, where reasonably practicable, imposing an obligation to ensure that such recipients keep such information confidential.

17.                               Appointment of Representative

17.1                        The Management Sellers hereby appoint Jan Bernhardsson as their representative who may, acting alone, authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Management Sellers (in their capacity as Management Sellers) to the Purchaser or to the Institutional Sellers. The Management Sellers shall be bound by the actions taken by the Management Sellers’ Representative pursuant to this Clause. The Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Management Sellers’ Representative. Service of any notice or other communication on the Management Sellers’ Representative shall be deemed to constitute valid service thereof on all the Management Sellers. The Management Sellers may appoint a replacement Management Sellers’ Representative by decision taken by Management Sellers representing a two thirds majority of the aggregate number of A Ordinary Shares and B Preference Shares held by the Management Sellers in the capital of the Company immediately prior to Completion, provided that five (5) Business Days’ prior written notice of such appointment has been given to the Institutional Sellers’ Representative and the Purchaser. The Management Sellers’ Representative shall not be liable to any of the Management Sellers for any claims whatsoever arising from any act or omission undertaken by him in his capacity as the Management Sellers’ Representative, save in the case of fraud or wilful default.

17.2                        The Institutional Sellers hereby appoint Mika Herold as their representative who may, acting alone, authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Institutional Sellers (in their capacity as Institutional Sellers) to the Purchaser or to the Management Sellers.  The Institutional Sellers shall be bound by the actions taken by the Institutional Sellers’ Representative pursuant to this Clause. The Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely

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upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Institutional Sellers’ Representative. The Institutional Sellers’ Representative shall not issue any of the same nor make any such request, election, proposal or consent where such issuance or action would adversely affect any Institutional Seller disproportionately to any other Institutional Seller. Service of any notice or other communication on the Institutional Sellers’ Representative shall be deemed to constitute valid service thereof on all the Institutional Sellers. The Institutional Sellers’ Representative shall pass any notices received pursuant to this Agreement on behalf of an Institutional Seller to such Institutional Seller without undue delay. The Institutional Sellers may appoint a replacement Institutional Sellers’ Representative by decision taken by Institutional Sellers representing a two thirds majority of the aggregate number of A Ordinary Shares and B Preference Shares held by the Institutional Sellers in the capital of the Company immediately prior to Completion, provided that five (5) Business Days’ prior written notice of such appointment has been given to the Purchaser and the Management Sellers’ Representative. The Institutional Sellers’ Representative shall not be liable to any of the Institutional Sellers for any claims whatsoever arising from any act or omission undertaken by him in his capacity as the Institutional Sellers’ Representative, save in the case of fraud or wilful default.

18.                               Costs

Except where this Agreement provides otherwise or where otherwise mutually agreed by the Parties in writing, each Party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement, the Transaction Documents and the Purchaser Debt Finance Commitment Letters or otherwise incurred in relation to it with a view to the sale and purchase hereunder, provided that the Company shall not, unless otherwise mutually agreed in writing by the Parties, pay any additional Transaction Costs.

19.                               Stamp Duty, Fees and Taxes

19.1                        The Purchaser shall bear the cost of all stamp duty, notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the purchase of the Sale Securities. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

19.2                        If any Party defaults in the payment when due of any sum payable under any Transaction Document its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgement) at a rate per annum of five (5) per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day and shall be compounded monthly.

20.                               Grossing-up

20.1                        The recipient or expected recipient of a payment under this Agreement shall claim from the appropriate Taxation Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to this Agreement and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy of them to the payer.

20.2                        If the recipient of a payment made under this Agreement receives a credit for or refund of any

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Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid pursuant to this Agreement as the recipient of the payment certifies to the payer will leave it (after such reimbursement) in no better and no worse position than would have arisen if the payer had not been required to make such deduction or withholding.

21.                               Further Assurance

21.1                        Each Seller undertakes to execute and deliver (at its own cost) all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require in order to effect the transfer of the Sale Securities to the Purchaser and otherwise to secure to the Purchaser the full benefit of this Agreement.

21.2                        Each Seller and the Purchaser each severally undertakes to the other to take all reasonable steps within its powers as the other may from time to time reasonably require in order to secure to the other the full benefit of this Agreement.

22.                               Continuing Obligations

Except as otherwise expressly provided in this Agreement, each of the obligations, warranties and undertakings accepted or given by each of the Parties or any of them under this Agreement or any document referred to herein (excluding any obligation which is fully performed on Completion) shall continue in full force and effect notwithstanding Completion taking place.

23.                               Assignment

Except as otherwise expressly provided for in this Agreement no Party may assign, grant any security interest over, hold on trust or otherwise transfer any of its rights or obligations under this Agreement, save that:

(a)                                 after the Completion Date, the Institutional Sellers may assign (in whole or in part) the benefit of this Agreement to any member of its Institutional Seller’s Group provided that if such assignee ceases to be a member of its Institutional Seller’s Group all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Institutional Seller immediately before such cessation;

(b)                                 the Purchaser may assign (in whole or in part) the benefit of this Agreement or any Transaction Document to any other member of the Purchaser’s Group provided that if such assignee ceases to be a member of the Purchaser’s Group all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation; and

(c)                                  the Purchaser or any member of the Purchaser’s Group may charge and/or assign (in whole or in part) the benefit of this Agreement or any Transaction Document to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Sale Securities, provided that, any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Purchaser nor any Seller shall be under any greater obligation or liability than if such assignment had never occurred.

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24.                               Method of Payment and Set Off

24.1                        Any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be permitted by Clause 3.1, Clause 11.3, required by law, or as otherwise agreed).

24.2                        Save as expressly stated otherwise in this Agreement, any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Party entitled to the payment (reasonably in advance and in sufficient details to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

24.3                        Payment of a sum in accordance with this Clause 24 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

25.                               Notices

25.1                        Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)                                 in writing;

(b)                                 in English;

(c)                                  delivered by hand, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company or email.

25.2                        A Notice to European Cinemas shall be sent to the following address, or such other person or address as European Cinemas may notify to the other Parties from time to time. Notice of any change shall be effective five (5) Business Days after it is served:

European Cinemas Sarl

2 avenue Charles de Gaulle

L-1653 Luxembourg

Email: Luxembourg@bridgepoint.eu

Attention: Mr Davy BEAUCE and Mrs Daphne CHARBONNET

With a copy to

White & Case LLP

5 Old Broad Street

London

EC2N 1DW

Attention: Ian Bagshaw

Email: ian.bagshaw@whitecase.com

25.3                        A Notice to Bonnier shall be sent to the following address, or such other person or address as Bonnier may notify to the other Parties from time to time. Notice of any change shall be effective five (5) Business Days after it is served:

Bonnier Holding AB

Torsgatan 21

38

113 21 Stockholm

Email: erik.haegerstrand@bonnier.se

Attention: Erik Haegerstrand

With a copy to

Roschier Attorneys

Brunkebergstorg 2

111 51 Stockholm

Email: malin.leffler@roschier.com

Attention: Malin Leffler

25.4                        A Notice to the Management Sellers shall be sent to the Management Sellers’ Representative, which as at the date of this Agreement, shall be sent to the following address, or such other person or address as the Management Sellers’ Representative may notify to the other Parties from time to time. Notice of any change shall be effective five (5) Business Days after it is served:

Jan Bernhardsson

Hackpettsvägen 12, 167 65 Bromma

Email: jan.bernhardsson@ncg.se

Attention: N/A

25.5                        A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the other Parties from time to time. Notice of any change shall be effective five (5) Business Days after it is served:

Kevin Connor

One AMC Way

11500 Ash Street

Leawood KS66211

United States of America

Email: kconnor@amctheatres.com

Attention: General Counsel

With a copy to

Pinsent Masons LLP

30 Crown Place

London

EC2A 4ES

Email: Tom.Leman@pinsentmasons.com

Attention: Tom Leman

25.6                        A Notice to the Purchaser Guarantor shall be sent to the following address, or such other person or address as the Purchaser may notify to the other Parties from time to time. Notice of any change shall be effective five (5) Business Days after it is served:

Kevin Connor

One AMC Way

11500 Ash Street

39

Leawood KS66211

United States of America

Email: kconnor@amctheatres.com

Attention: General Counsel

With a copy to

Pinsent Masons LLP

30 Crown Place

Earl Street

London

EC2A 4ES

Email: Tom.Leman@pinsentmasons.com

Attention: Tom Leman

25.7                        A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)                                 9.00 am on the second Business Day after posting, if sent by pre-paid post, or at the time recorded by the delivery service if sent recorded delivery;

(b)                                 at the time of delivery, if delivered by hand or courier; or

(c)                                  at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

26.                               Invalidity

26.1                        If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

26.2                        To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 26.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 26.1, not be affected.

27.                               Whole Agreement

27.1                        This Agreement and the Transaction Documents contain the whole agreement between the Parties relating to the subject matter of this Agreement and the Transaction Documents at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

27.2                        Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it or the Transaction Documents.

27.3                        So far as is permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in this Agreement shall be for breach of the terms of this

40

Agreement and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

27.4                        Nothing in this Clause 27 limits or excludes any liability for fraud.

28.                               Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Purchaser, the Purchaser Guarantor, the Institutional Sellers’ Representative and the Management Sellers’ Representative.

29.                               No Waiver

29.1                        No failure or delay by any Party in exercising any right or remedy provided under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

29.2                        Any waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach.

30.                               Third Party Rights

30.1                        A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

31.                               Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

32.                               Governing Law and Submission to Jurisdiction

32.1                        This Agreement (and the other Transaction Documents which are not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with it shall be governed by, construed and take effect in accordance with English Law.

32.2                        Each of the Parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the other Transaction Documents and that accordingly any proceedings arising out of or in connection with this Agreement and the other Transaction Documents shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

32.3                        Each of the Parties agrees that in the event of any action between any of the Parties being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced (where consistent with the applicable court rules) may be served on them in accordance with Clause 25.

33.                               Agent for Service of Process

33.1                        European Cinemas irrevocably appoints Bridgepoint Advisers Limited of 95 Wigmore Street,

41

London W1U 1FB as its agent for service of process in England.

33.2                        Bonnier irrevocably appoints Bonnier Publishing of West Wing, The Granary, Birdham Road, Chichester, PO20 7EQ, UK as its agent for service of process in England.

33.3                        The Management Sellers’ Representative appoints Michelmores LLP of 12th Floor, 6 New Street Square, London, EC4A 3BF as agent for service for the Management Sellers in England.

33.4                        The Purchaser irrevocably appoints Odeon Cinemas Group Limited of 57-59 St Albans House Haymarket, London, England SW1Y 4QX as its agent for service of process in England.

33.5                        The Purchaser Guarantor irrevocably appoints Odeon Cinemas Group Limited of 57-59 St Albans House Haymarket, London, England SW1Y 4QX as its agent for service of process in England.

33.6                        If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.

This Agreement has been entered into on the date first stated above.

42

SIGNATORIES

Signed for and on behalf of European Cinemas S.à r.l.

/s/ Dave Beaucé
Authorised Signatory

Signed for and on behalf of Bonnier Holding AB by

/s/ Erik Haegerstrand by PCA
Authorised Signatory

Signed by Jan Bernhardsson:

/s/ Jan Bernhardsson

Signed for and on behalf of Arunas Baltrushaitis by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Maria Skoglund by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Lars Nilsson by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Veronica Lindholm by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Anders Ehrling by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Ted Johansson by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Simon Wright by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Ivar Halstvedt by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Kristjan Kongo by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Jonas Burvall by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Janne Uusi-Kölli by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Ismo Määttä by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Kalle Peltola by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

Signed for and on behalf of Goldcup 14139 AB:

/s/ Mark McDonald
Authorised Signatory

Signed for and on behalf of AMC Entertainment Holdings, Inc.:

/s/ Adam Aron
Authorised Signatory

Schedule 1

The Sellers

Sale Securities

	(2)
(1)	A Ordinary	(2)	(3)
Member	Shares	B Preference Shares	Shareholder Loan
European Cinemas	62,644,668	639,899,839	SEK	700,000,000
Bonnier Holding AB	26,847,715	274,242,788	SEK	300,000,000
Arunas Baltrushaitis	340,999	7,293,591	N/A
Jan Bernhardsson	1,389,823	1,270,978	N/A
Maria Skoglund	816,998	1,433,002	N/A
Lars Nilsson	783,499	716,501	N/A
Veronica Lindholm	705,149	644,851	N/A
Anders Ehrling	626,799	573,201	N/A
Ted Johansson	522,333	477,667	N/A
Simon Wright	522,333	477,667	N/A
Ivar Halstvedt	261,166	238,834	N/A
Kristjan Kongo	117,866	382,134	N/A
Jonas Burvall	261,166	238,834	N/A
Janne Uusi-Kölli	11,166	238,834	N/A
Ismo Määttä	10,496	224,504	N/A
Kalle Peltola	8,486	181,514	N/A

48

Schedule 2

The Institutional Sellers and Management Sellers

Part 1
Institutional Sellers

(1)	(2)
Member	Address
European Cinema S.à r.l.	2, avenue Charles de Gaulle, L - 1653 Luxembourg
Bonnier Holding AB	Torsgatan 21,11321 Stockholm, Sweden

Part 2
Management Sellers

(1)	(2)
Member	Address
Arunas Baltrushaitis	Gulbinu g.99, LT – 08018, Vilnius, Lithuania
Jan Bernhardsson	Hackspettsvägen 12, 167 65 Bromma, Sweden
Maria Skoglund	Kungsholmstorg 14 lgh 1503, 112 21 Stockholm, Sweden
Lars Nilsson	Vattugatan 15, 111 52 Stockholm, Sweden
Veronica Lindholm	Petersgatan 1 C 31, 00140 Helsingfors, Finland
Anders Ehrling	Banérgatan 63 lgh 1702, 115 53 Stockholm, Sweden
Ted Johansson	Hässelviksvägen 5, 139 60 Värmdö, Sweden
Simon Wright	Portland Road, W11 4LN London, Great Britain
Ivar Halstvedt	Arnulf Øverlands gate 10, 1831 Askim, Norway
Kristjan Kongo	Viljakatu 13 A, 76401 Tallin, Estonia
Jonas Burvall	Rastavägen 2, 181 66 Lidingö, Sweden
Janne Uusi-Kölli	Luhtarannantie 4, FI-04400 Järvenpää, Finland
Ismo Määttä	Seulatie 8, FI-00920, Helsinki, Finland
Kalle Peltola	Messeniuksenkatu 10, A 11 FI – 00250 Helsinki, Finland

49

Schedule 3

Completion Arrangements

Part 1

Sellers’ Obligations

1.                                      On Completion, the Sellers shall:

(a)                                 deliver or make available to the Purchaser:

(i)                                     a copy of the share register of the Company, evidencing that the Purchaser has been duly recorded therein as the lawful owner of the relevant Shares;

(ii)                                  a copy (certified by a director or the company secretary of the Company to be a true copy) of the resolution in the Agreed Form of the directors of the Company authorising the execution by the Company of each of the Transaction Documents to which the Company is a party;

(iii)                               executed customary pay-off documentation and deeds of release providing that, subject to the payment of the Bank Pay-Off Amount, all security provided by any Group Company under the Existing Debt Facilities will be released on Completion;

(iv)                              executed resignation letters in the Agreed Form from Simon Wright and Anders Ehrling, the directors appointed by the Institutional Sellers; and

(v)                                 executed general powers of attorney authorising those persons nominated by the Purchaser in writing no fewer than three (3) Business Days prior to Completion to sign on behalf of the Group Companies until such persons are officially registered.

2.                                      On Completion, the Sellers shall make the statutory books and records of the Company available to the Purchaser at the offices of the Company.

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Part 2

Purchaser’s Obligations

1.                                      On Completion, the Purchaser shall:

(a)                                 deliver or make available to the Sellers satisfactory evidence of the due fulfilment of the Condition set out in Clause 4.1;

(b)                                 pay the Consideration by wire transfer of immediately available funds to such account(s) as are nominated pursuant to Clause 7.5;

(c)                                  procures that the Company pays an amount equal to the Shareholder Loans Redemption Amount to European Cinemas and Bonnier as set out in the Indebtedness Schedule by wire transfer of immediately available funds to such account(s) as are nominated pursuant to Clause 7.5;

(d)                                 on behalf of the relevant Group Company pay the Bank Pay-Off Amount as set out in the Indebtedness Schedule, to the lenders under the Existing Debt Facilities, in accordance with the requirements of the Existing Debt Facilities and by wire transfer in immediately available funds; and

(e)                                  issue and deliver to the Sellers a copy (certified by a director or the company secretary of the Purchaser to be a true copy) of the resolution in the Agreed Form of the directors of the Purchaser authorising the execution by the Purchaser of each of the Transaction Documents to which the Purchaser is a party.

2.                                      Immediately following Completion, the Purchaser shall (i) cause the appointment of new directors (and procure acknowledgement of the resignation of the resigning directors) by each Group Company; (ii) cause action to be taken to resolve on how the signatory power shall be vested in respect of such Group Companies; and (iii) cause such changes to become effective (e.g. by notifying the Swedish Companies Registration Office (Sw. Bolagsverket) of the changes to the board of directors of the Company) and procure immediate confirmation of receipt of any notifications made for such purpose. All minutes and necessary ancillary documentation to perform the actions in this Paragraph 2 shall be prepared by the Purchaser and submitted in a timely fashion by the Purchaser’s Solicitors to the Seller’s Solicitors (by email) for its approval prior to Completion.

51

Schedule 4                                    Conduct of Business pre-Completion

1.                                      alter or propose to alter the share capital of any Group Company or the rights attaching to any shares in any Group Company (including creating, repaying, redeeming or granting any options over any share or loan capital of a Group Company or agreeing to do any of those things);

2.                                      allot, issue or sell any shares or other securities (including rights convertible into shares or other securities) of any Group Company to any person other than the Seller;

3.                                      permit or propose any material change to the articles of association of any Group Company;

4.                                      make or propose to make any dividends or other distributions except where contemplated either by this Agreement or by an existing employee incentive plan of any Group Company;

5.                                      sell or acquire any Material Group Asset or any Material Group Company or grant any option, right of pre-emption or create any other Encumbrance in respect of the same, or incur any material obligations or material liabilities;

6.                                      acquire, or agree to acquire, any share or other interest in any company, partnership or other venture, any assets, properties, interests or businesses having a value (i) in excess of SEK11,000,000 (or its equivalent) individually or SEK28,000,000 (or its equivalent) in the aggregate

7.                                      merge or consolidate with a corporate body or any other person or enter into a demerger transaction or participate in any other type of corporate reconstruction;

8.                                      pass any resolution or file any petition for winding up by any Group Company or make any arrangement with its or their creditors generally or make any application for an administration order or for the appointment of a receiver or administrator;

9.                                      establish or close any branch, agency, trading establishment or business;

10.                               other than in the ordinary course of business, deal in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with material intellectual property, save for the conduct of ongoing applications for registration of such material intellectual property;

11.                               make any material change to the nature of the business of any Group Company or the jurisdiction from which each Group Company is managed and controlled;

12.                               enter into any new, or materially vary the terms of any existing, long-term incentive plan scheme or vary or make any binding decisions on any of the material terms of employment of any employees who are a party to any of the existing long-term incentive plan schemes;

13.                               appoint any person as a director;

14.                               establish any pension scheme or implement any material variation to any pension scheme of any Group Company;

15.                               in any way dispose of or acquire the whole or part of any properties whether freehold or leasehold including granting or varying any assignments, sub-leases or licenses to use or occupy (save for concessionaires or any other licenses to use or occupy granted in the ordinary course of business);

16.                               apply for any material licence, consent or approval under or in relation to any head lease or materially vary any head lease that any of the Properties are held under;

52

17.                               settle any material rent review in respect of any rent payable by any Group Company in respect of any leasehold Properties;

18.                               serve any material notice under any lease that any of the Properties are held under;

19.                               make any change to (a) the auditors; (b) the accounting reference date; or (c) the accounting policies, bases or methods from those set out in the accounts and the accountant’s report, other than as recommended by the auditors, of any Group Company;

20.                               other than where expressly contemplated by this Agreement, enter into or vary any transaction or arrangement with, or for the benefit of, any of its directors or shareholders or any other person who is a connected person of any of its directors or shareholders;

21.                               pay or propose to pay any bonus, award or other incentive payment save for such bonuses, awards or incentive payments made in the ordinary course and consistent with past practice;

22.                               enter into any material transaction or make any material payment other than on an arm’s length basis;

23.                               enter into a material contract or arrangement other than in the ordinary and usual course of business or which may result in any material change in the nature or scope of the operations of the Group;

24.                               materially amend, or agree to materially amend, the terms of its material borrowing or indebtedness in the nature of borrowing or create, incur or agree to create or incur, material borrowing or indebtedness in the nature of borrowing (except pursuant to facilities Disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by the Group Company under those facilities);

25.                               enter into any, or amend the terms of any existing, incorporated or unincorporated partnership, joint venture or consortium agreement;

26.                               other than as set out in the Budget and Cash Flow Forecast, incur any capital expenditure with a value of SEK11,000,000 (or its equivalent) (including obligations under hire purchase and leasing arrangements);

27.                               give an indemnity or guarantee other than in the ordinary course of business;

28.                               mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of any Group Company;

29.                               otherwise than in the ordinary course of business, make any loan or give any credit or acquire any loan capital of any corporate body (wherever incorporated);

30.                               commence or threaten to commence any legal or arbitration proceedings (other than in respect of the dispute with ticket.international GmbH & Co. KG) or compromise or settle litigation or arbitration proceedings or any action, demand, or dispute which has a value in excess of SEK11,000,000 (or its equivalent) or waive a right in relation to litigation or arbitration proceedings; and

31.                               enter into any legally binding agreement to do any of the above.

53

EXECUTION VERSION

Dated 20 January 2017

Warranty Deed

between

Goldcup 14139 AB

as Purchaser

and

the persons listed in Schedule 1

as Management Warrantor

White & Case LLP

5 Old Broad Street

London EC2N 1DW

(i)

This Deed is made on 20 January 2017

Between:

(1)                                 Goldcup 14139 AB a company incorporated in Sweden with registered number 559094-8328 (the “Purchaser”); and

(2)                                 The persons whose names and addresses are set out in Schedule 1 hereto (together the “Management Warrantors” and each a “Management Warrantor”).

Whereas:

(A) The Management Warrantors are engaged in the management of the operations of the Group.

(B) In connection with the sale of the Shares to the Purchaser under the Sale and Purchase Agreement, the Management Warrantors have agreed to give the Warranties on and subject to the terms and conditions contained in this deed.

It is agreed:

1.                                      Interpretation

1.1                               Words and expressions defined in clause 1.1 of the Sale and Purchase Agreement shall (unless defined in this deed or the context otherwise requires) have the same meanings in this deed.

1.2                               In this deed unless the context otherwise requires:

“Accountants’ Due Diligence Report” means the vendor due diligence report prepared by KPMG LLP on the Group dated 16 December 2016 in the agreed form;

“Accounts” means the consolidated financial statements of the Company and the financial statements of each other Group Company dated as 31 December 2015;

“Accounts Date” means 31 December 2015;

“Affiliates” in relation to any person means any entity over which that person has control, any controller of that entity or any other entity which is controlled by the same person as controls the first entity;

“Anti-Bribery Laws” means any law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption, including the Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998) and the OECD Anti-Bribery Convention, to the extent applicable to the relevant person or company;

“Antitrust Laws” means any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, restraining trade or competition or abusing a dominant position or relative or superior market power in any jurisdiction in which any member of the Group is incorporated or conducts operations;

“Applicable Laws” means any of the following, to the extent that it applies to this Deed in any relevant jurisdiction within which any member of the Group, is incorporated or operates: (a) any statute, regulation, by-law, legislation, ordinance or subordinate legislation in force from time to time, (b) any applicable civil or criminal code, (c) any binding court order, judgment or decree, (d) any applicable industry code, policy or standard enforceable by law, and (e) any applicable direction, policy, requirement, rule or order that is given by a regulatory authority that is enforceable by law;

“Associated Entities” means the entities which are partly owned by a Group Company and which are set forth in document 2.1.1.2.1 in the Data Room, and “Associated Entity” means any one of them.

“Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company’s behalf;

“Basket Amount” has the meaning given to it in Schedule 3;

“Business Day” has the meaning given to it in the Sale and Purchase Agreement;

“Business IT” means all Information Technology which is owned or used by any Group Company and which is material to the business of the Group;

“Claim” means any claim, proceeding, suit or action against any Management Warrantor arising out of or in connection with this Warranty Deed;

“Company” means Nordic Cinema Group Holding AB, a company incorporated in Sweden with registered number 559010-5036 and whose registered office is at Greta Garbos Väg 11-13, 16940, Solna, Sweden;

“Companies Act” means the Companies Act 2006;

“Completion” has the meaning given to it in the Sale and Purchase Agreement;

“Data Room” has the meaning given to it in the Sale and Purchase Agreement;

“Data Room Information” means the contents of the Data Room;

“De Minimis Claim Amount” has the meaning given to it in Schedule 3;

“Disclosed” has the meaning given to it in the Sale and Purchase Agreement;

“Disclosure Documents” means the Reports, the Disclosure Letter and the Data Room Information;

“Disclosure Letter” means the letter from the Management Warrantors to the Purchaser disclosing certain matters relating to certain of the Warranties dated on or about the date of this deed (including, subject to the terms set out therein, the contents of the Schedules thereto and those documents, facts, events, circumstances, matters and information deemed to be Disclosed in it);

“Division” means any of the Group businesses operated in (i) Sweden (ii) Finland (iii) Norway (iv) Latvia (v) Estonia and (vi) Lithuania;

“Employees” means the individuals having a contact of employment with a Group Company or any other director, consultant or officer of a Group Company and “Employee” means any one of them;

“Encumbrance” has the meaning given to it in the Sale and Purchase Agreement;

“Environment” means the natural and man-made environment including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water, water in pipe, drainage or sewerage systems or natural or manmade conveyance) or land

(including sediment), ecological systems and any living organisms supported by those media (including human beings);

“Environmental Laws” means all applicable international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative laws), together with all subordinate legislation and codes of practice, including without limitation guidance notes, circulars, decisions, regulations, orders, consent orders and decrees, directives and judgments, of any relevant jurisdiction which are in force at the date of this Deed insofar as they relate or apply to Environmental Matters concerning the Group and/or the Properties;

“Environmental Matters” means all matters relating to the pollution, protection, restoration or remediation of, or prevention of harm or damage to, the Environment (including without limitation energy efficiency and asbestos) or the protection of health and safety, including any (i) contamination, (ii) any Hazardous Materials, packaging, noise, vibration, radiation, odour, nuisance or interference with the use or enjoyment of land or the erection or occupation or use of any man made or natural structures above or below ground (iii) matters related to workplace or public safety, and (vi) other such matters arising out of the use and exploitation of any environmental or natural resource or Hazardous Materials;

“GAAP” means, for each Group Company, generally accepted accounting practices in the jurisdiction where such Group Company is required to maintain accounting records, and includes compliance with all Applicable Laws and all applicable accounting standards;

“Group” and “Group Company” has the meaning given to it in the Sale and Purchase Agreement;

“Group Assets” has the meaning given to it in paragraph Schedule 2;

“Hazardous Materials” means any natural or artificial material, substance or article (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious effect on the Environment;

“Information Technology” means computer systems, communication systems, software and hardware;

“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, patents, petty patents, utility models, supplementary protection certificates, rights in inventions, registered and unregistered design rights, copyrights, semiconductor topography rights, database rights, rights in domain names and URLs, rights to sue for passing off and in unfair competition, rights in opposition proceedings and all other similar rights in any part of the world (including in Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Inter-Company Trading Debt” means all amounts owed, outstanding or accrued, including any VAT arising on such amounts, as between any Group Companies in respect of inter-company trading activity and the provision of services, facilities and benefits between them and intra-group loans;

“IT Contracts” means all arrangements and agreement under which:

(a)                                 any third party provides any element of, or services relating to, IT Systems, including without limitation leasing, hire-purchase, software licences, support, maintenance, services, development and design agreements; and

(b)                                 the Group provides any third party with any element of, or services relating to, IT Systems, including without limitation leasing, hire-purchase, software licences, support, maintenance services, development and design agreements;

“IT Systems” means all computer systems, communications systems, software and hardware (including databases, firmware, systems, devices, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such);

“Key Employees” means Jan Bernhardsson, Marcus Lorendal, Maria Skoghund, Veronica Lindholm, Ivar Halstvedt, Ted Johannson, Jonas Burval, Patrik Karlsson, Peter Broström, and Niklas Angeltoft;

“Know-how” means industrial and commercial information and techniques in any form not in the public domain including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Legal Due Diligence Report” means the vendor due diligence report prepared by Mannheimer Swartling Advokatbyrå AB on the Group in the agreed form;

“Locked Box Accounts” means the section of the Accountants’ Due Diligence Report entitled “Balance Sheet”;

“Locked Box Date” has the meaning given to it in the Sale and Purchase Agreement;

“Losses” means all losses, liabilities, costs (including reasonably incurred and documented legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Management Accounts” means the consolidated management accounts of the Group for the period from 1 January 2016 to 31 December 2016 which are contained in Folder 1.1.1.1 of the Data Room;

“Management Warrantors’ Representative” means the persons appointed pursuant to Clause 7.2(a);

“Management Warrantors’ Allocation” means the document allocating the Management Warrantors’ liability allocation under this Deed in the Agreed Form;

“Management Warrantors’ Solicitors” means Hansen Advokatbyrå KB of Hovslagargatan 5B, SE-111 48 Stockholm, Sweden;

“Material Agreement” means the agreements set out in Schedule 4;

“Pension Schemes” means pension schemes listed in Schedule 5;

“Properties” means the properties owned or leased by the Group, details of which are Disclosed in the Disclosure Documents in Folders 2.19 and 2.9.14.7.3 and “Property” means any one of them;

“Purchaser’s Group” has the meaning given to it in the Sale and Purchase Agreement;

“Purchaser’s Solicitors” means Pinsent Masons LLP of 30 Crown Place, Earl Street, London EC2A 4ES;

“Relevant Benefits” means any pension (including an annuity), lump sum or gratuity given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death;

“Relevant Proportion” means in respect of a claim for breach of a Warranty, the percentage set out opposite each Management Warrantor’s name in column 4 of the Management Warrantors’ Allocation;

“Reports” means the Accountants’ Due Diligence Report and the Legal Due Diligence Report;

“Returns” has the meaning given to in 18.4 Schedule 2;

“Sale and Purchase Agreement” means the agreement entered into (or to be entered into) on or about the date of this deed between, inter alios, the Management Warrantors and the Purchaser relating to the acquisition by the Purchaser of the Company, together with any agreements to be entered into pursuant to it;

“Shares” has the meaning given to it in the Sale and Purchase Agreement;

“Subsidiaries” means the subsidiaries (as defined at Clause 1.3) of the Company in the group structure diagram on page 1 of document 2.1.1.2.1 in the Data Room, and “Subsidiary” means any one of them;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax or Taxation” has the meaning given to it in the Sale and Purchase Agreement;

“Tax Lien” means any claim against any asset of the Group by any Tax Authority in respect of any unpaid Taxation;

“Trade Secrets” means trade secrets and other proprietary and confidential information that provides a Group Company with a competitive advantage and is maintained in confidence, including know how and rights in any jurisdiction to limit the use or disclosure thereof by any person;

“Transaction Documents” has the meaning given to it in the Sale and Purchase Agreement;

“Warranty and Indemnity Insurance” has the meaning given in Schedule 3;

“Warranties” means those warranties contained in Schedule 2; and

“W&I Insurer” means the insurer providing the Warranty and Indemnity Insurance.

1.3                               In this deed unless the context otherwise requires:

(a)                                 references to recitals, paragraphs, clauses and schedules and sub-divisions of them, unless the context otherwise requires, are references to the Recitals, paragraphs and Clauses of, and Schedules to, this deed and sub-divisions of them respectively;

(b)                                 references to any enactment includes references to such enactment as re-enacted, amended or extended on or before the date of this deed and any subordinate legislation made under it on or before the date of this deed;

(c)                                  references to any English or Swedish legal term or statute shall, in respect of any jurisdiction other than England or Sweden, respectively, be construed as references to the term, concept or statute which most nearly corresponds to it in that jurisdiction.

(d)                                 references to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(e)                                  references to the one gender include all genders, and references to the singular include the plural and vice versa;

(f)                                   headings are inserted for convenience only and shall be ignored in construing this deed;

(g)                                  the words “company”, “holding company”, “subsidiary” and “subsidiary undertaking” have the meanings given to them by the Companies Act;

(h)                                 references to a “company” shall also be construed to include any other corporation or body corporate wherever and however incorporated or established;

(i)                                     any provision which is expressed to bind the Management Warrantors shall bind each of them severally (and thus not jointly) and any reference to “the Management Warrantors” in this deed shall be construed as a reference to each Management Warrantor individually and severally (and thus not jointly) unless otherwise expressly provided. The Purchaser may in its absolute discretion release, compound, or compromise or give time or indulgence in relation to the liability of certain Management Warrantors without in any way prejudicing or affecting its rights against the other Management Warrantors;

(j)                                    references to time of the day are to Stockholm time; and

(k)                                 reference to a document being “in the agreed form” is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this deed.

2.                                      Warranties and Recourse

2.1                               Each of the Management Warrantors hereby severally acknowledges that the Purchaser is entering into the Sale and Purchase Agreement in reliance upon the Warranties and severally warrants to the Purchaser that each of the Warranties is true, accurate and not misleading at the date hereof.

2.2                               Each of the Warranties is given subject to:

(a)                                 the matters being Disclosed in the Disclosure Documents (save that for the purposes of Warranty 20.2, the Reports shall not be deemed to be Disclosed); and

(b)                                 the extent of the  limitations referred to in this deed.

2.3                               Each statement set out in Schedule 2 shall be deemed to be made in respect of each Management Warrantor to the knowledge and belief of such Management Warrantor, which knowledge and belief shall be interpreted to extend to those facts, matters and circumstances of which such Management Warrantor is actually aware as at the date of this Deed having made reasonable enquiries of each other Management Warrantor and each Key Employee who is not a Management Warrantor.

2.4                               Subject always to Clause 2.3, the Purchaser shall have the right to claim in respect of any breach of the Warranties against any or all of the Management Warrantors.

2.5                               The Purchaser hereby confirms to the Management Warrantors that, save for any matters being Disclosed, the Purchaser is not actually aware of any fact or circumstance which would constitute a breach of any of the Warranties as at the date of this deed. For the purposes of this confirmation the Purchaser’s awareness shall be deemed to be the actual awareness of Adam Aron, Craig Ramsey and Kevin Connor with both Craig Ramsey and Kevin Connor having been deemed to have read the Reports.

2.6                               The Management Warrantors shall not be liable in respect of a claim for breach of Warranties to the extent that facts, matters or circumstances that could reasonably be expected to give rise to the relevant claim for breach of Warranty were actually known to the Purchaser prior to signing this deed.  For the purposes of this Clause, the Purchaser’s awareness shall be deemed to be the actual awareness of Adam Aron, Craig Ramsey and Kevin Connor.

2.7                               Each of the Warranties shall be construed as separate and independent and (unless expressly provided to the contrary) shall not be limited by the terms of or by reference to any of the other Warranties.

3.                                      Assignment

None of the parties may assign, grant any security interest over, hold on trust or otherwise transfer any of their respective rights or obligations under this deed in whole or in part, save that the Purchaser may assign its rights under this deed to any member of the Purchaser’s Group and that the Purchaser charge and/or assign the benefit of this deed to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Shares, provided that the Management Warrantors shall be under no greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this deed (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser in respect of the relevant fact or circumstance).

4.                                      Effect of Completion

The terms of this deed (subject as specifically otherwise provided in this deed) shall continue in force after and notwithstanding Completion and the remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

5.                                      Counterparts

This deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  The parties may enter into this deed by signing any such counterpart.

6.                                      Third Party Rights

A person who is not a party to this deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.                                      Notices

7.1                               Any notice or other communication in connection with this deed (each, a “Notice”) shall be:

(a)                                 in writing; and

(b)                                 delivered by hand, fax, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company.

7.2                               For the purposes of this Clause 7, the authorised address of:

(a)                                 each of the Management Warrantors shall be as set out in Schedule 1, and will be copied to (i) Jan Bernhardsson or any other person as appointed by the Management Warrantors from time to time (the “Management Warrantors’ Representative”); and (ii) Management Warrantor’s Solicitors, marked for the urgent attention of Krister Hansen; and

(b)                                 the Purchaser shall be One AMC Way, 11500 Ash Street, Leawood KS66211, marked “Attention: Kevin Connor, General Counsel” and will be copied to the Purchaser’s Solicitor, marked for the urgent attention of Tom Leman, or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 7.  Notice of any change shall be effective ten Business Days after it is served.

7.3                               A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)                                 at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;

(b)                                 at the time of delivery, if delivered by hand or courier; or

(c)                                  at the time of transmission in legible form, if delivered by fax.

8.                                      Invalidity

8.1                               If any provision in this deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

8.2                               To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 8.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this deed and the legality, validity and enforceability of the remainder of this deed shall, subject to any deletion or modification made under Clause 8.1, not be affected.

9.                                      General Provisions

9.1                               The Purchaser may release or compromise the liability of any of the Management Warrantors hereunder or grant to any Management Warrantor time or other indulgence without affecting the liability of any other Management Warrantor hereunder.

9.2                               Any waiver of a breach of any of the terms of this deed or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this deed.

9.3                               Notwithstanding any provision in this deed to the contrary, any and all obligations of the Management Warrantors under this deed are several and each Management Warrantor shall only be responsible for fulfilling its own obligations hereunder and shall not be liable or responsible for the failure of any party to fulfil its respective obligations.

9.4                               Except as otherwise expressly provided in this deed or expressly agreed by the parties in writing, no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this deed and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies provided by this deed are cumulative and are not exclusive of any rights or remedies provided by law.

9.5                               This deed may be varied only by a document signed by the Purchaser and by the Management Warrantors’ Representative on behalf of the Management Warrantors.

10.                               Governing Law and Submission to Jurisdiction

10.1                        This deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

10.2                        Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this deed and that accordingly any proceedings arising out of or in connection with this deed shall be brought in such courts.

10.3                        Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this deed or any matters arising under it, the process by which it is commenced, (where consistent with the applicable rules) may be served on them in accordance with Clause 7 and Clause 13.

11.                               Liability

11.1                        The Purchaser shall not exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the Purchaser under the Sale and Purchase Agreement or under any other Transaction Document unless and until:

(a)                                 such liability has been agreed by the Management Warrantors or finally and judicially determined payable in proceedings; or

(b)                                 the Purchaser has obtained and delivered to the Management Warrantors Representative a written opinion of a Queen’s Counsel of good repute and standing and of more than ten (10) years call opining that a Claim has a reasonable prospect of success on its merits and that the amount claimed by the Purchaser under or in respect of such Claim (a “Relevant Claim”) represents a reasonable estimate of the amount which (subject to the limitations set out in this Deed) may be payable in the event that such Relevant Claim is successful, in which case the Purchaser shall be entitled to withhold an amount equal to the Purchaser’s good faith estimate of the amount due to the Purchaser under or in respect of such Relevant Claim (the “Retained Amount”) pending final its final determination, settlement or agreement.

11.2                        If a Relevant Claim is finally determined by a court of competent jurisdiction in favour of the Purchaser or settled or agreed as between the Purchaser and the Management Warrantors in favour of the Purchaser such amount of the Relevant Amount as is due to the Purchaser in respect of such finally determined, settled or agreed Relevant Claim in accordance with and subject to the terms of this Deed (including subject to the limitations set out herein) shall be for the account of the Purchaser and the balance (if any) shall be paid to the Management Warrantors in each case not later than ten (10) Business Days after the date of determination of the amount payable.

11.3                        If the Purchaser fails to issue and serve proceedings in respect of the Relevant Claim in such time period as may be required in accordance with Schedule 3, the Relevant Claim is finally determined by a court of competent jurisdiction in favour of the Management Warrantors (which if capable of appeal has not been appealed by the Purchaser within four (4) weeks of the date of determination) or the Relevant Claim is settled or agreed as between the Purchaser and the Management Warrantors in favour of the Management Warrantors, the Retained Amount shall be paid to the Management Warrantors not later than ten (10) Business Days after the relevant date.

12.                               Entire Agreement

12.1                        This deed and the Transaction Documents contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements between the parties (both oral and written) relating to the subject matter of this deed and the Transaction Documents.

12.2                        Each of the parties acknowledges and agrees that:

(a)                                 it does not enter into this deed on the basis of and does not rely, and has not relied upon, any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a party to this deed or not), except those expressly set out or referred to in this deed and/or the Transaction Documents and, the only remedy or remedies available in respect of any representation, statement, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever made to it shall be a claim for breach of contract under this deed and/or the Transaction Documents;

(b)                                 no statement, undertaking, assurance, warranty, covenant or other provision set out in this deed that is given by any party to this deed to any other is given as a representation;

(c)                                  any statutory or common law remedies, terms, warranties, representations or conditions that are not expressly set out or referred to in this deed and might otherwise be implied are hereby expressly excluded; and

(d)                                 this Clause 12 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this deed which was induced by, or otherwise entered into as a result of, fraud, fraudulent concealment or fraudulent misrepresentation, for which the remedies shall be all those available under the law governing this deed.

13.                               Agent for Service of Process

13.1                        The Management Sellers’ Representative appoints Michelmores LLP of 12th Floor, 6 New Street Square, London, EC4A 3BF as agent for service of process for the Management Warrantors in England.

13.2                        If any person appointed pursuant to Clause 13.1 as agent for service of process ceases to act as such, the Management Sellers’ Representative shall immediately appoint another person to accept service of process on behalf of the Management Warrantors in England and notify the Purchaser of such appointment.  If the Management Sellers’ Representative fails to do so within ten (10) Business Days, the Purchaser shall be entitled by notice to the Management Sellers’ Representative to appoint a replacement agent for services of process.

In Witness whereof this deed has been executed and delivered as a deed on the date first above written.

Executed as a Deed by Goldcup 14139 AB
acting by:

/s/ Mark McDonald

Name:

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed by JAN BERNHARDSSON:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of ARUNAS BALTRUSAITIS by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of MARIA SKOGLUND by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of LARS NILSSON by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of VERONICA LINDHOLM by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of TED JOHANSSON by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of IVAR HALSTVEDT by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of KRISTJAN KONGO by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of JONAS BURVALL by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of JANNE UUSI-KÖLLI by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of ISMO MÄÄTTÄ by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of KALLE PELTOLA by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

Address: White & Case LLP, 5 Old Broad Street, London EC2N 1DW

Occupation: Trainee Solicitor

Schedule 1

Management Warrantors

(1) Name	(2) Address
Arunas Baltrushaitis	Gulbinu g.99, LT — 08018, Vilnius, Lithuania
Jan Bernhardsson	Hackspettsvägen 12, 167 65 Bromma, Sweden
Maria Skoglund	Kungsholmstorg 14 lgh 1503, 112 21 Stockholm, Sweden
Lars Nilsson	Vattugatan 15, 111 52 Stockholm, Sweden
Veronica Lindholm	Petersgatan 1 C 31, 00140 Helsingfors, Finland
Ted Johansson	Hässelviksvägen 5, 139 60 Värmdö, Sweden
Ivar Halstvedt	Arnulf Øverlands gate 10, 1831 Askim, Norway
Kristjan Kongo	Viljakatu 13 A, 76401 Tallin, Estonia
Jonas Burvall	Rastavägen 2, 181 66 Lidingö, Sweden
Janne Uusi-Kölli	Luhtarannantie 4, FI-04400 Järvenpää, Finland
Ismo Määttä	Seulatie 8, FI-00920, Helsinki, Finland
Kalle Peltola	Messeniuksenkatu 10, A 11 FI — 00250 Helsinki, Finland

Schedule 2

Warranties

Except where the context otherwise requires, the Warranties shall apply not only to the Company but also to each of the Group Companies as if they had been expressly repeated with respect to each such Group Company, naming each one of them in place of the Company throughout.

In this Schedule “material” shall, in relation to:

any Warranty set out in paragraphs 9 or 21, require the impact or effect of any breach of such Warranty to be construed on the basis that that the  materiality of such impact or effect shall be considered separately in relation to each of:

(a)                                 any individual Property affected and the business carried out at such Property alone; and

(b)                                 all or any number of the Properties and the businesses carried out at the Properties; and

any other Warranty, be construed in the context of any breach of such Warranty as meaning that the loss or damage of the Group arising from the circumstances giving rise to such breach exceeds the De Minimis Claim Amount.

1.                                      The Shares, the Group and Associated Entities

1.1                               The Company directly or indirectly owns, legally and beneficially, free from Encumbrances, the whole of the issued share capital of the Group Companies and all such shares are validly issued and are fully paid. There is no agreement or commitment (whether actual or contingent) to give or create any Encumbrance over or affecting any shares in any Group Company or to otherwise transfer or dispose of any such shares or any interest therein.

1.2                               The Group Companies directly or indirectly owns, legally and beneficially, free from Encumbrances, the number of shares representing the ownership percentages as set forth in section 2 of Schedule 1 in the Legal Due Diligence Report in each Associated Entity and all such shares are validly issued and are fully paid. There is no agreement or commitment (whether actual or contingent) to give or create any Encumbrance over or affecting any Group Company’s shares in any Associated Entity or to otherwise transfer or dispose of any such shares or any interest therein. Remaining ownership percentages in the Associated Entities are set forth in Section 2 of the Legal Due Diligence Report, and there are no other shares or other equity interests outstanding in any Associated Entity.

1.3                               No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company or any Associated Entity under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.4                               Each Group Company is validly incorporated and validly exists under the laws of the country in which it is incorporated and has all requisite corporate powers and authority to own property and carry on its business as presently conducted.

1.5                               The Company does not have any subsidiary undertakings other than the Subsidiaries.  Save as Disclosed in the Reports, each of the Subsidiaries is a wholly-owned subsidiary of the Company and each of the shares of each such company has been properly allotted and issued and is fully paid or credited as fully paid.

1.6                               Except for their equity interests in the Associated Entities, no Group Company owns any shares or stock in the capital of nor has any beneficial or other interest in any company or business organisation of whatever nature other than the Subsidiaries and no Group Company controls or takes part in the management of any other company or business organisation.

1.7                               Save as Disclosed in the Reports, the Company does not have and no Subsidiary has any branch, division, agency, place of business, operation outside their respective countries of incorporation.

2.                                      Constitution

2.1                               The statutory books of each Group Company are up to date, in the possession of the Group and are true and complete in all material respects in accordance with the relevant Applicable Law for each Company.

2.2                               All resolutions, annual returns and other documents required to be delivered to the Swedish Companies Registration Office, other relevant company registry or other corporate authority in any jurisdiction have been properly prepared, taken and filed and were true and complete.

3.                                      Insolvency

3.1                               No Group Company has made any voluntary arrangement with any of its creditors, is insolvent (including under Applicable Law) or unable to pay its debts as they fall due and no such arrangement has been proposed.

3.2                               No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a liquidator to any Group Company.

3.3                               No Group Company has been nor is in administration and no step has been taken by any person to place any Group Company in administration.

3.4                               No administrator, receiver or administrative receiver has been appointed of the whole or part of any Group Company’s business or assets.

3.5                               No Group Company has suspended, threatened to suspend or announced an intention to suspend making payments on any of its debts, and no moratorium has been declared or has taken effect in respect of any indebtedness of any Group Company.

3.6                               There are no other bankruptcy or insolvency proceedings including restructuring, transformation, reorganisation or similar processes concerning any Group Company and no events have occurred which, under Applicable Laws, would justify such proceedings.

4.                                      Locked Box Accounts

4.1                               With regard to the purpose for which they were prepared, the Locked Box Accounts provide a fair view of the financial position and results of operations of the Company as at the date to which they have been prepared, which is not materially mis-stated.

4.2                               The Locked Box Accounts have been prepared with Applicable Law and GAAP.

5.                                      Business Since the Locked Box Date

Since the Locked Box Date:

5.1                               the business of the Group has been carried on as a going concern in the ordinary and usual course without any material interruption or material alteration in its nature, scope or manner;

5.2                               there has been no material adverse change, being an event, circumstance, effect, occurrence or state of affairs or any combination of them existing or occurring since the Locked Box Date which is, or is reasonably likely to be, materially adverse to the business, the financial or trading condition or prospects of any Group Company;

5.3                               otherwise than in the ordinary and usual course of carrying on its business, the Company has not incurred any additional borrowings or incurred any other indebtedness, other than in accordance with the Existing Debt Facilities;

5.4                               no Group Company has declared, authorised, made or paid any dividend or other distribution (whether in cash, stock or in kind) to its shareholders and no Group Company has received a distribution from any company in contravention of Applicable Law nor has any Group Company reduced its paid-up share capital (except to another Group Company);

5.5                               no Group Company has issued or agreed to issue any share or loan capital or other similar interest (except to another Group Company);

5.6                               no Group Company has entered into any material contract, arrangement or commitment which is not: (i) in the ordinary course of business; or (ii) on arm’s-length terms;

5.7                               no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions for a consideration in excess of SEK5,500,000; and

5.8                               other than in relation to salary increases and short term incentive payments made in the ordinary course of business and in accordance with past practice and excluding temporary staffing at cinemas, no Group Company has made any changes in terms of employment or engagement of any director or Employees generally which taken together could increase the total staff costs of the Group Companies by more than SEK5,500,000 per annum.

6.                                      Accounts

6.1                               The Accounts were prepared in accordance with Applicable Law and GAAP, and give a true and fair view (Sw. rättvisande bild) of the state of affairs of (i) the Company and the Group, as it relates to the Accounts of the Company and (ii) each Group Company, as it relates to the Accounts of the other Group Companies, and of such entity’s assets and liabilities as at the date of such Accounts and of the profits and losses and income of the Group or each Group Company (as applicable) for the financial period ended on such date.

6.2                               The books of account of each Group Company required to be kept by Applicable Law in any relevant jurisdiction in which the Group operates are materially up-to-date and have been maintained in accordance with those laws and GAAP, in all material respects.

6.3                               No member of the Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

6.4                               Since incorporation, the accounting reference date of the Company has been 31 December.

6.5                               The Management Accounts have been prepared with due care and attention and show with reasonable accuracy: (a) the state of affairs and profit or loss of the Group as at and for the period from the 1 January 2016 to 31 December 2016; and (b) the consolidated assets and liabilities of the Group as at 31 December 2016, but it is acknowledged that they are not prepared on a statutory basis.

7.                                      Financial Obligations

7.1                               Complete and accurate details of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Group Companies are provided in the Disclosure Documents and the Group is in compliance with all such facilities in accordance with their terms.

7.2                               No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness, which is repayable on demand.

7.3                               No Group Company has been in payment default or technical default under any financial indebtedness (which for the purpose of this paragraph shall include any derivative transactions entered into and in connection with protection against or benefit from fluctuations in any currency exchange or interest rates or price)

7.4                               No Group Company has lent any money which is due to be repaid and, as at the date of this Deed, has not been repaid to it and no Group Company owns the benefit of any debt (whether trading or otherwise), in each case other than (a) Inter-Company Trading Debt; and (b) trade debts owed to suppliers arising in the ordinary course of its business.

8.                                      Non-Property Assets

8.1                               Ownership of Non-Property Assets

All assets included in the Locked Box Accounts or acquired by any of the Group Companies or which have otherwise arisen since the Locked Box Date, other than the Properties and Intellectual Property Rights (“Group Assets”) and any assets disposed of or realised in the ordinary and usual course of business:

(a)                                 are legally and beneficially owned by the Group Companies free from any Encumbrances (other than Encumbrances arising by operation of law or relating to the Existing Debt Facilities) and each Group Company has the right to use all tangible material assets used in their respective businesses or presently located on their respective premises; and

(b)                                 are, where capable of possession, in the possession or under the control of the relevant Group Company.

8.2                               Disposal of Non Property Assets since the Locked Box Date

The Disclosure Documents contain true and accurate details of any material Group Assets disposed of or realised in the ordinary and usual course of business since the Locked Box Date. The disposal of the Tønsberg facility completed on or about December 31, 2016 has not and will not lead to Svensk Filmindustri Kino AS incurring any costs or future liabilities as a result of such disposal.

8.3                               Sufficiency of Assets

The property, rights and assets owned, leased or otherwise used by, the Group Companies comprise all the property, rights and assets necessary for the carrying on of the business of each Group Company substantially in the manner in which, and to the extent to, it is presently conducted and no such property, right or asset will be adversely affected by the transaction contemplated by the Sale and Purchase Agreement.

9.                                      Property

9.1                               The information in the Disclosure Documents in respect of the Properties is true, accurate and not misleading by omission in all material respects in relation to all the Properties.

9.2                               No Group Company owns, leases, controls, uses, occupies or has any contractual or equitable right, estate or interest in any other land or buildings save for the Properties.

9.3                               The Group is the sole legal and beneficial owner of or the lessee or licensee (as applicable) of the Properties.

9.4                               No Group Company has ever been a party to any lease, licence or tenancy agreement (other than in relation to the Properties) in respect of which a material actual or contingent obligation or liability may exist.

9.5                               The relevant Group Companies have good title (legal and beneficial), enforceable vis-à-vis third parties, to each of the Properties vested in each Group Company, in each case free from any Encumbrance.

9.6                               There are no agreements, covenants, restrictions, exceptions, reservations, conditions, servitudes, public or private rights, licences, easements, privileges, stipulations or any disputes or outstanding notices or any other matters or things affecting any of the Properties, whether or not apparent from an inspection of the Properties, which materially and adversely affect title to the Properties or the proper use and enjoyment of the Properties for the purpose of the business now being carried on or intended to be carried on at the Properties by any Group Company.

9.7                               The relevant Group Company has duly performed, observed and complied with all covenants, restrictions, real burdens, servitude conditions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties in all material respects.  No planning contravention notice, breach of condition notice, enforcement notice or stop notice has been issued by any local planning authority or other regulatory authority in relation to the Properties.

9.8                               No planning application relating to the Properties has been submitted by the Group which awaits determination or which has been refused.

9.9                               The existing use of the Properties is the lawful permitted use under any applicable town and country planning legislation and in the case of leasehold property under the terms of its lease, tenancy or licence agreement.

9.10                        During the last three (3) years, no material claim or liability (contingent or otherwise) under any applicable town and country planning legislation in respect of the Properties, or any statutory agreement or planning related notices affecting the Properties, is outstanding and the Properties are not subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties.

9.11                        There are no material disputes concerning boundaries, easements, servitudes, real burdens, obligations, covenants or other matters relating to the Properties or their use and occupation.

9.12                        The budget of the Group for the financial year ending 31 December 2017 makes adequate provision for the liability of the Group:

(a)                                 to undertake substantial or material repair and maintenance works which any member of the Group is legally or contractually required to undertake at any of the Properties;

(b)                                 in respect of any leases which have been terminated in circumstances where requests for amendments have been made by the relevant landlord.

9.13                        Where the interest of any Group Company in any Property is leasehold or as a licensee under a licence of the Property:

(a)                                 all guarantees which Group Companies are required to establish under any lease or licence have been established and are valid;

(b)                                 all licences, consents and approvals required from the landlord and any superior landlord in respect of the Properties have been obtained and the material covenants and material obligations of the Group Company in those licences, consents and approvals have been performed and observed in all material respects;

(c)                                  each Group Company has performed and observed all material covenants, obligations and other terms of the lease, tenancy agreement or licence under which the Properties are held and all material outgoings have been paid to date including rent, service charge and insurance or an appropriate accrual has been made in the Accounts or the Management Accounts;

(d)                                 no written notice of any alleged material breach or non-observance of any of the terms of the lease, tenancy agreement or licence has been served on any Group Company;

(e)                                  no Group Company has waived any right under such leasehold (including the Swedish statutory right to security of tenure) and no action or inaction on behalf of any Group Company can be seen as a waiver or forfeiture of such rights; and

(f)                                   proper provision has been made in accordance with GAAP in the Locked Box Accounts in respect of dilapidations;

9.14                        Each Group Company is entitled to and has exclusive vacant possession and occupation of the Properties.

9.15                        Since the Locked Box Date, no Group Company has acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises.

9.16                        The owned Properties are not subject to any agreement for sale, estate contract, option or right of pre-emption or redemption or the grant, termination or variation of any right or interest in land.

9.17                        The Properties enjoy access to services for water, drainage, electricity, gas, telecommunications and other services sufficient for the purposes of the operational business undertaken at each of the Properties.

10.                               Commercial Agreements and Arrangements

10.1                        Save where the relevant Material Agreements are not in writing, true, complete and accurate copies of all Material Agreements have been disclosed in the Data Room.

10.2                        The Material Agreements represent all commercial agreements and arrangements which are material to the operation of the business of the Group.

10.3                        All Material Agreements entered into by the Group at any time in the past two (2) years have been entered into on an arm’s-length basis.

10.4                        There are no outstanding guarantee, indemnity or suretyship given by or for the benefit of any Group Company which is material to the Group or the operations of the Group, taken as a whole.

10.5                        All advertisement agreements entered in to by Capa Kinoreklame AS and Disclosed in the Data Room are valid and in force. Capa Kinoreklame AS’ advertisement agreements with Bergen Kino AS, SF Kino Stavanger/Sandnes AS and Edda Kino/Haugesund kultur- og festivalutvikling KF are recently renewed on materially the same terms and conditions as applicable before the renewal.

10.6                        Joint Ventures etc.

Save as Disclosed, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

10.7                        Agreements with Connected Parties

(a)                                 There are no existing contracts or arrangements between, on the one hand, any Group Company and, on the other hand, any Management Warrantor or any of their Connected Persons, or either Institutional Seller or any member of the Institutional Sellers’ Groups, other than on normal commercial terms in the ordinary and usual course of business.

(b)                                 No Group Company is party to any contract, arrangement or understanding with any current or former Employee or current or former director of any Group Company, or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

10.8                        Compliance with Agreements

(a)                                 All Material Agreements to which any of the Group Companies is a party are valid and binding obligations of the relevant Group Company and the terms thereof have been complied with in all material respects by the relevant Group Company and by the relevant other party thereto and no matter exists which might give rise to a breach of a Material Agreement which would have or might reasonably be expected to have a material adverse effect in the operations or business of the Group.

(b)                                 The Management Warrantors have no knowledge of the invalidity or unenforceability of, or ground for termination, avoidance or repudiation of any Material Agreement. No notice of termination or of intention to terminate, repudiate or disclaim has been received in respect of any such Material Agreement (except where such contract has expired in accordance with its terms).

(c)                                  Cinema revenue has been correctly reported to the licensors pursuant to the film rental and digital cinema deployment agreement.

10.9                        Effect of Sale of the Shares

(a)                                 Neither entering into nor completion of this deed and the Transaction Documents for the transfer of all or any of the Shares will, or is likely to result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any Material Agreement or any lease or licence of any Property to which any Group Company is a party.

(b)                                 Having made no enquiry of any third party, the Management Warrantors are not aware of any circumstances, including the potential acquisition of the Group by the Purchaser, which are likely to result in:

(i)                                     in any partner in either Handelsbolaget Svenska Bio Lindingö or HB Västerås Biografer, Aktiebolaget Svensk Filmindustri & Co. invoking any termination right (including any right to terminate for convenience) under the partnership agreements relating thereto; or

(ii)                                  the Bergen municipality exercising any rights it may have to acquire Svensk Filmindustri Kino AS’s shares in Bergen Kino AS.

11.                               Employees and Employee benefits

11.1                        The Data Room and/or the Disclosure Letter contains (and such documents are true, complete and accurate in all material respects in respect of these documents) or, as the case may be, the Reports contain details of (and such details are true, complete and accurate in all material respects):

(a)                                 copies of all current contracts of employment or engagement of the Key Employees;

(b)                                 copies of all settlement agreements entered into in the two (2) years prior to the date of this Deed with any members of the executive committee of the Group;

(c)                                  the pro forma terms of employment or engagement of all categories of Employees;

(d)                                 employee incentive programmes;

(e)                                  all material agreements which any Group Company has entered into, or is in the process of negotiating, with any trade union, works council or similar body representing Employees including agreements requiring information or consultation with such bodies (whether in accordance with Applicable Laws or otherwise) and any recognition and collective agreements entered into with such bodies;

(f)                                   details of current or pending claims made by:

(i)                                     any director of any Group Company; or

(ii)                                  any Employee (or groups of them) or other personnel or former director of any Group Company; or

(iii)                               any representative of any present or former Employee/s, worker/s,

and of any such claims which have been threatened and of any such claims which have been made or settled in the last twelve months and of any facts or matters in existence which can reasonably be foreseen as likely to give rise to any such claim, in each case in excess of SEK1,100,000; and

(g)                                  copies of any consultancy/sub-contractor or outsourcing agreements/arrangements the annual cost of which exceeds SEK1,100,000.

11.2                        Other than the schemes set out in the documents specified in Warranty 11.1(d) and any other arrangement specifically referred to in the Transaction Documents, the Group does not have any:

(a)                                 share incentive schemes, share option schemes or profit sharing incentive plans;

(b)                                 material liability (in the context of the Group as a whole) for any sale incentive plans, bonus, commission plans, other incentive plans or schemes or bonuses that will be payable as a result of the Transaction; or

(c)                                  sale incentive plans, bonus, commission plans or other incentive plans or schemes which apply to the Management Warrantors or Key Employees.

11.3                        In the six months prior to the date of this Deed:

(a)                                 no Key Employee has given or received notice terminating his or her employment contract and there are no proposals to terminate the employment of any such individuals; and

(b)                                 no material number (in the context of each Division), grade or category of Employee has given or received notice terminating their employment contracts and there are no proposals to terminate the employment of a material number, grade or category of Employee.

11.4                        No Group Company is liable to pay or provide any benefit to any of its officers or Employees or any sum whatsoever in connection with the sale of the Sale Securities.

11.5                        No Key Employee will be entitled as a result of or in connection with the sale of the Sale Securities to terminate his or her employment or engagement with a Group Company or to treat him or herself as being dismissed or will be given notice of termination by any Group Company.

11.6                        There are no material amounts owing or agreed to be loaned or advanced by any Group Company to any current or former Employee (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year, in respect of season tickets for travel arrangements or for reimbursement of expenses).

11.7                        All salaries, wages, bonuses, fees and other benefits (including any holiday pay due) of all Employees have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers and relevant authorities and there is no contractual or other obligation to increase or otherwise vary the remuneration payable to any Employee.

11.8                        In the twelve (12) months prior to the date of this Deed, the Group has maintained adequate records in accordance with Applicable Law regarding the service of each Employee (including records of working time) which are current and accurate in all material respects.

11.9                        No Key Employee has any current disciplinary sanction in force against him or her or is the subject of any current disciplinary investigation or procedure.  The Group complies with and has in the three (3) years prior to the date of this Deed complied with the employment agreements of the Key Employees and no such Key Employee has a right to claim any rights or benefits which are not specifically set out in such person’s individual employment agreement.

11.10                 There are no outstanding offers of employment or engagement by any Group Company pursuant to which such individual would, from the date of their employment or engagement, become a member of the executive committee of the Group or for whom the annual cost of which would exceed SEK1,100,000 (or its equivalent) and no person has accepted such an offer but not yet taken up the position accepted.

11.11                 No Group Company is engaged or involved in any trade dispute with any Employee, trade union, staff association or any other body representing workers and no industrial action involving Employees is now occurring or threatened.

11.12                 No past or present Employee (or group of Employees) has any claim or right of action against any Group Company in excess of  SEK1,100,000 (or its equivalent) which remains outstanding:

(a)                                 in respect of any accident or injury which is not fully covered by insurance; or

(b)                                 for breach of any contract of services or for services; or

(c)                                  arising out of or connected with his office or employment or the termination of his office or employment.

11.13                 No Group Company is party to, bound by or proposing to introduce in respect of any Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

11.14                 The Group has in place procedures designed to ensure that Employees who require permission to work in any jurisdiction in which the Group operates have current and appropriate permission to work in such jurisdictions, and the Management Warrantors are not aware of any material non-compliance with such procedures.

11.15                 The Group is not subject to any on-going investigation by the Swedish Migration Agency (or similar body in other jurisdictions) as to alleged illegal working or any other breach of its immigration duties and no material civil penalty in respect of illegal working has been imposed on any Group Company and/or remains outstanding.

12.                               Pension Schemes

12.1                        Other than the Pension Schemes Disclosed, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Group Company is required to make payment of a contribution towards, or other provision for, pension benefits for the benefit of an Employee or an Employee’s dependants and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any pension benefits (including those provided under the Pension Schemes).

12.2                        The Pension Schemes comply with, and have been managed and administered in accordance with their governing documentation and all Applicable Laws, applicable regulations and requirements.

12.3                        There are no claims or disputes in progress or threatened concerning the Pension Schemes in respect of any present or former Employee or director of any Group Company and there are no circumstances that are reasonably likely to give rise to any such claim or dispute.

12.4                        All material information relating to the Pension Schemes has been included in the Data Room.

12.5                        Other than the Pension Schemes and any state social security arrangements, no Group Company is or has ever been a party to any agreement or arrangement which provides Relevant Benefits for any person.

12.6                        Details of all employers participating in the Pension Schemes and their terms of participation have been Disclosed. There are no arrangements outstanding in relation to the making of any bulk transfer payment from or to the Pension Schemes.

12.7                        All contributions which have fallen due for payment in the last three (3) years in respect of the Pension Schemes (including any social security contributions due in respect of state-sponsored pension schemes applicable under each jurisdiction) have been paid.

13.                               Intellectual Property Rights

13.1                        Details of all material Intellectual Property Rights (registered and unregistered) used by each Group Company are included in the Disclosure Documents and are all the material Intellectual Property Rights necessary for each Group Company to carry on its business as carried on at the date of this Deed.

13.2                        The registered Intellectual Property Rights and applications for registration owned by or in the name of a Group Company are set forth in the  Data Room and are subsisting, all renewal and other fees in relation thereto have been paid, and none of them are subject to challenge, removal or surrender.  There is nothing which may prevent any of the applications applied for in the name of any Group Company from being granted.

13.3                        Save for Intellectual Property licensed to any Group Company, the members of the Group are the sole legal and beneficial owners of all registered Intellectual Property Rights which are used or required to be used in the Group’s business. All registered Intellectual Property Rights owned by the Group are registered in or applied for in the name of a member of the Group.  The registered Intellectual Property Rights which are material for carrying on the business of each Division are owned by the Group and are free from Encumbrances.

13.4                        The Group has the legally enforceable right (without the need to make any further material payment) to use all unregistered Intellectual Property Rights material for the carrying on the business of each Division. No unregistered Intellectual Property Rights material for carrying on the business of each Division that are owned by a Group Company are subject to any material Encumbrances.

13.5                        The licences which have been granted by or to any member of the Group relating to Intellectual Property Rights which are material for the carrying on the Group’s business are set out in the Data Room. No Group Company is and so far as the Management Warrantors are aware, no other party is in material past or present breach of any such licences, including the payment of fees thereunder.

13.6                        The use and/or exploitation by any Group Company of any Intellectual Property Rights material for the carrying on the business of each Division and/or the processes or methods employed, the business conducted and/or the services provided by each Group Company do not infringe and has not in the past five (5) years infringed the Intellectual Property Rights of any other person.

13.7                        No third party is infringing or misusing or threatening to infringe or misuse the Intellectual Property Rights owned by or licensed to any Group Company.

13.8                        During the two (2) years prior to the date of this Deed, no proceedings, claims or complaints have been brought or threatened in writing by any third party or competent authority in relation to the registered Intellectual Property Rights owned by or licensed to any Group Company or any unregistered Intellectual Property Rights owned by any Group Company and material for the carrying on of the business of each Division.

13.9                        No Group Company is subject to any injunction, undertaking or court order or order of any other authority of competent jurisdiction not to use or restricting the use of any owned Intellectual Property Rights.

13.10                 Each Group Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets, owned, used or held for use by each Group Company.

13.11                 In the three (3) years prior to the date of this Deed, no third persons have, or have made any claim to, any right, title or interest in or in respect to any material Intellectual Property Rights of the Group (including the BOSS/System 99 system) or to any compensation or remuneration in relation to such Intellectual Property Rights.

14.                               Information Technology and Data Protection

14.1                        All material IT Systems are either (i) legally and beneficially owned by the Group free from any Encumbrance or (ii) supplied by third party suppliers on arm’s length commercial terms.

14.2                        The material IT Contracts are valid and binding and, the Company has complied with them in all material respects.  No notices of breach or termination have been served on or by the Company in respect of any of the material IT Contracts and there are and have been no claims, disputes or proceedings arising or threatened under any material IT Contracts, and no circumstances exist which may bring about any such claim, dispute or proceeding.  There has been no material breach of or default under the material IT Contracts by any counterparties to such material IT Contracts.

14.3                        All Group Companies in the Norwegian Division in-license the on-like platform BOSS/System 99 and the Origo Cinema planning system from SF Bio and the Group Companies in the Norwegian Division use these systems and not any equivalent IT system from third party vendors.

14.4                        All the domain names used, or required to be used, in or in connection with the Business as presently carried on are listed in the Disclosure Letter (the “Domain Names”). The Group is the sole owner of the Domain Names, together with the website(s) which may be accessed at the Domain Names. In the two (2) years prior to the date of this Deed, no website that is material to the business carried on by the Group has had any issue that has had a material adverse effect on its availability to customers of the Group or the ability of the Group to carry on its business in the ordinary course.

14.5                        In the 2 (two) years prior to the date of this Deed, there have been no material failures, breakdowns, downtime or errors to any of the IT Systems which have had a material adverse effect on the business of the Group including without limitation any substantial or repeated disruption and there are no facts or circumstances that could give rise to any of the foregoing.

14.6                        The Group has taken steps designed to ensure adequate security, back up systems, disaster recovery, hardware and software support and maintenance (including emergency cover) procedures are in place such that the business of the Group can continue in the event of a failure or destruction (whether in whole or in part) of the IT Systems.

14.7                        Each Group Company materially complies with, and has in place all necessary registrations, notifications and procedures to materially comply with, the Swedish Data Protection Act (SFS 1998:204) (or the equivalent legislation or regulation in any jurisdiction in which the Group operates).

14.8                        Except as set out in the Disclosure Letter, the Group has not incorporated any open source software into any IT Systems used by the Group Companies. The Group is in compliance with the material terms and conditions of all licenses for all open source software listed in the Data Room. The Group has not used open source software or freeware in the conduct of its business in any manner which would make the Group Companies obligated to make any Intellectual Property Rights available under any open source license scheme; nor have the Group Companies granted any third party any license to use any open source software or freeware.

15.                               Compliance with Laws

15.1                        The Group has conducted its business in all material respects in accordance with all Applicable Laws and applicable regulations and there is no investigation, enquiry, order, decree or judgment of any court or governmental agency outstanding against the Group.

15.2                        All necessary licences, registrations, consents, permits and authorisations (public and private) have been obtained by each Group Company to enable it to carry on its business in the places and manner in which such business is now carried out and all such licenses, registrations, consents, permits and authorisations are valid and subsisting and there are no circumstances likely to lead to any of them being suspended, cancelled or revoked.

16.                               Anti-Bribery and Corruption

16.1                        No Group Company is engaged in or has at any time in the last three (3) years been engaged in any activity, practice or conduct which would constitute an offence pursuant to, or would otherwise be a breach of, applicable Anti-Bribery Laws, nor has any person (including without limitation any director, officer, employee, agent or any other third party) who performs or has performed services for a Group Company bribed another person intending to obtain or retain business for a Group Company or an advantage in the conduct of business for a Group Company.

16.2                        During the past three (3) years, no Group Company has received any written notice alleging that such company or its directors, officers, employees, agents, or other persons who perform or have performed services on its behalf has violated any Anti-Bribery Laws, or that such company or its operations is or may be subject to any investigation, inquiry or enforcement proceedings related to Anti-Bribery Laws, nor have any such investigations, inquiries or proceedings been threatened in writing. Prior to the past two (2) years no such written notice has been received by any Group Company and no such investigations or proceedings were threatened in writing.

16.3                        During the past three (3) years, no Group Company has carried out any internal investigation, or made a voluntary disclosure to any governmental or regulatory authority, in relation to a violation of any Anti-Bribery Law.

17.                               Litigation

17.1                        No Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable including its officers) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is likely to result in a cost to the Group in excess of SEK 2,800,000 (or its equivalent) or is otherwise material to the business of the Group and there are no circumstances likely to give rise to such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

17.2                        During the last three (3) years no Group Company is nor has been subject to any investigation, enquiry, disciplinary, regulatory or criminal proceeding (whether judicial, quasi-judicial or otherwise), including by any governmental or local authority, which is material to the operation of such Group Company’s business and no such investigation, enquiry, disciplinary, regulatory or criminal proceeding is pending or threatened, and the

City of Tallinn has not submitted any claims or notices in relation to the underground parking area at Hobujaama 5 (Coca- Cola Plaza).

17.3                        During the last two (2) years, no Group Company is or has been a party to or concerned in any agreement, arrangement, understanding, concerted practice or for any conduct which constitutes a breach of Antitrust Laws in any jurisdiction in which a member of the Group is incorporated or conducts operations.

17.4                        So far as the Management Warrantors are aware, during the last five (5) years no Group Company nor any agreement, arrangements, understanding, concerted practice or conduct to which it is or has been a party is or has been subject to any investigation, inquiry, proceedings, litigation, order, regulation or decision made by any court or governmental authority (including any national competition authority and the European Commission) or the subject of any arbitration or mediation proceedings in connection with any actual, alleged or suspected infringement of any Antitrust Laws in any jurisdiction in which a member of the Group is incorporated or conducts operations.

17.5                        Save as Disclosed in the Reports, no Group Company has during the last five (5) years received a written communication or request for information or other notice in relation to any aspect of its business from any court or governmental authority (including any national competition authority and the European Commission) or from any other person, body, agency or court under any Antitrust Laws in any jurisdiction in which the Group is incorporated or conducts operations and, so far as the Management Warrantors are aware, no such communication or request is currently expected.

17.6                        Save as Disclosed in the Reports, no Group Company has during the last five (5) years given, nor is considering giving, any commitment, undertaking, assurance or similar to any national competition authority or the European Commission or any other person, body, agency or court in connection with the application of any Antitrust Laws.

17.7                        Save as Disclosed in the Reports, no Group Company is or has during the last five (5) years been subject to any actual or potential restriction in its conduct as a result of any decision, judgment, order or announcement or similar issued or adopted by any person, body, agency or court or following any mediation or arbitration proceedings in connection with the application of any Antitrust Laws.

17.8                        Before the entry by any Group Company into any acquisition or joint venture during the last six (6) years, the Group has sought legal advice as to whether a merger notification was necessary in any jurisdiction and acted on this legal advice to the extent required, and subsequently the Group has not received any written notification from any national competition authority or the European Commission or any other person, body, agency or court, in connection with the application of any Antitrust Laws, which alleges that any previous acquisitions by or joint ventures entered into by any Group Company in any such case undertaken in the six (6) years prior to the date of this Deed may be in breach of any relevant Antitrust Laws.

17.9                        Save as Disclosed in the Reports, no Group Company has received any material state aid, rebates or other benefits or has any outstanding material obligations under the terms of any such state aid including any such state aid previously granted, and no Group Company has received any information or notice requiring that any such amounts granted in aid are due to be reduced or repaid.

18.                               Taxation

18.1                        No Group Company has, or has received any written notice or indication that any Group Company has, been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax.

18.2                        Each Group Company: (a) is solely resident for Tax purposes in its respective jurisdiction of incorporation and is duly registered for all Taxes the registration for which is required by law and (b) does not and has not had any permanent establishment or taxable presence outside the jurisdiction of its incorporation.

18.3                        No Group Company has received any notice from any Tax Authority that requires or will require it to withhold Taxation from any payment made since the Locked Box Date or which will or may be made after the date of this Deed.

18.4                        All returns (including any land transaction returns) required to be submitted, all notices, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and information required to be supplied and payments required to be made by each Group Company in each case for the purposes of Taxation (“Returns”) within the last (3) three years prior to the date of this Deed have been submitted, supplied or made punctually and within applicable time limits on a proper basis, all such returns, information, notices and payments were complete and correct and there is not, and there is not likely to be, any dispute or enquiry in respect of any of them for any other reason with any Taxation Authority.

18.5                        Each Group Company has paid by the relevant due date all Taxation which it is or has been liable to pay in the three (3) years prior to the date of this Deed and no Group Company is, or has been within the three (3) years prior to the date of this Deed, liable to, and there are no circumstances existing at Completion which may result in a liability to, pay any penalty, fine, surcharge or interest in connection with such Taxation.

18.6                        All Taxation that is required by law to have been deducted from any payments made within the three (3) years prior to the date of this Deed by any Group Company has been so deducted and all amounts due in respect thereof to be paid to the relevant Taxation Authority on or before the date of this Deed have been paid by the relevant due date.

18.7                        The Data Room contains true, complete and accurate particulars of any instalments of corporation tax paid by, or apportioned to, each Group Company for the accounting period beginning immediately after the Accounts Date and the basis for calculating such instalments (including the basis upon which the total corporation tax liability for the accounting period was estimated).

18.8                        The Locked Box Accounts make proper provision or reserve in accordance with GAAP for all Taxation for which the Group is accountable and, where such provision would be required by generally accepted accounting principles, deferred tax.

18.9                        So far as the Management Warrantors are aware, no Group Company is liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than another Group Company).

18.10                 So far as the Management Warrantors are aware, neither the execution nor completion of the Share Purchase Agreement, nor any other event since the Accounts Date, will result in a charge to Tax arising in any Group Company (otherwise than within the ordinary course of business of the relevant Group Company) or the withdrawal, clawback or disallowance of any relief from Tax which was either claimed prior to the date of this Deed or which has been taken into account in the Locked Box Balance Sheet.

18.11                 All transactions or arrangement made by the Group Companies (whether as between themselves or between a Group Company and any member of the Institutional Sellers’

Group or other third party) have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustments have been made by any Tax Authority in connection with any such transactions.

18.12                 So far as the Management Warrantors are aware, there is no Tax Lien, whether imposed by any state, local or foreign Taxation Authority, outstanding against any of the assets or properties of any of the Group Companies.

18.13                 Each Group Company has prepared, kept and preserved sufficient and accurate records to enable it to make and complete true and accurate Returns for Taxation purposes relating to accounting periods ended within the four (4) years prior to the date of this Deed and otherwise as required by law, and which comply with any computerised accounting system obligations prescribed by law.

18.14                 No employee or director or former employee or director (excluding the Management Warrantors in respect of the relevant Shares) of a Group Company or any person associated with any of them holds or has within the last three (3) years held any shares or securities or options over or interests in any shares or securities of any Group Company.

18.15                 No payments or loans have been made to, nor other benefit provided to, nor any assets made available or transferred to any employee or former employee (or any associate of such employee or former employee) of any Group Company by an employee benefit trust or other third party as a result of such person’s (or their associate’s) employment with a Group Company and there are not and have not been within the last three (3) years any arrangements entered into for any such purposes.

18.16                 Neither the sale of the Shares to the Purchaser pursuant to the Sale and Purchase Agreement, nor the receipt of, or entitlement to, any Share Consideration will give rise to or result in any obligation of the Purchaser, any Group Company and/or any member of the Purchaser’s Group to withhold, deduct or account for any amounts as a result of the employment status of the relevant Seller including, but without limitation to, in respect of income tax, payroll taxes or social security contributions.

18.17                 The Data Room contains details so far as they affect any member of the Group of all arrangements with any Taxation Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature).  Each Group Company has complied with all requirements imposed in respect of any such arrangement.

18.18                 No Group Company has in the last three (3) years made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and, so far as the Management Warrantors are aware, no circumstances exist as at the date of this Deed which mean that a Group Company should have made such a disclosure but failed to do so.

18.19                 The Data Room contains full particulars of:

(d)                                 all groups and consolidated groups for Taxation purposes (including, for the avoidance of doubt, in respect of VAT) and fiscal unities of which each Group Company is, or has been, a member within the last three (3) years including with any of the Sellers or any member of the Institutional Sellers’ Group;

(e)                                  every agreement relating to the use of a group Tax Relief to which a Group Company is, or has been, a party within the last three (3) years; and

(f)                                   any arrangements for the payment of group Taxation liabilities to which a Group Company has been party within the last three (3) years.

18.20                 Each Group Company that is, or has throughout the whole of the period beginning three (3) years before the Accounts Date and ending on the date hereof been, required to be registered for VAT in any jurisdiction is so, or has been, registered within that jurisdiction as required. No Group Company is or has been registered, or required to be registered, for VAT in any jurisdiction other than its jurisdiction of incorporation.

18.21                 In the three (3) years prior to the date of this Deed, each Group Company has complied in all material respects with any VAT legislation (including in respect of the operation of capital goods schemes or equivalent in any jurisdiction).

18.22                 All supplies made by each Group Company are taxable supplies for VAT purposes where the relevant Group Company is located or registered in a jurisdiction that applies VAT. All input VAT incurred by each Group Company is and has been in the period of three (3) years prior to Completion fully recoverable and there are no circumstances existing at Completion that may cause any input VAT incurred prior to Completion to be other than fully recoverable.

18.23                 So far as the Management Warrantors are aware, there is no instrument to which any Group Company is a party and which is necessary to establish any Group Company’s title to any asset, which is liable to stamp duty or any transfer tax or duty and which has not been duly stamped.

18.24                 No Group Company has been a party to any transaction involving a claim to or filing with a Tax Authority for an exemption from stamp duty or stamp duty land tax within the three (3) years prior to the date of this Deed.

18.25                 No rents, interest, annual payments, pension contributions or any sums of an income nature, paid by the Company in three (3) years prior to Completion have been wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Tax purposes.  So far as the Management Warrantors are aware, no such sums which the Company is under an existing obligation to pay in the future will be disallowable and there are no circumstances existing at Completion which may result in amounts previously treated as being allowable being disallowed.

19.                               Insurance

19.1                        The Data Room contains an accurate list of each material insurance policy maintained by or covering a Group Company (together, the “Policies”). All premiums on the Policies have been duly and punctually paid and each of the Policies is enforceable and is not void or voidable. As far as the Management Warrantors are aware, there are no circumstances which might make any of the Policies void or voidable or enable any insurer to refuse payment of all or part of any claim under the Policies.

19.2                        Each Group Company has at all times in the three (3) years prior to the date of this Deed effected all insurance required by law and under its contractual operations.

19.3                        In the last three (3) years before the date of this Deed, no claim in excess of SEK2,800,000 (or its equivalent) has been made or is outstanding under any of the Policies and no matter exists which might give rise to a claim under any of the Policies exceeding SEK2,800,000.

20.                               Reports

20.1                        Each Warrantor has read the executive summaries of the Reports and confirms that: (i) each such executive summary of the Reports is accurate in all material respects as at the date of such Reports; and (ii) there is no material matter, fact or circumstance which relates to the Group or the business of the Group included in any such executive summary of a Report  the inclusion of which might in his reasonable opinion render such executive summary of a Report misleading in any material respect.

20.2                        Each of Jan Bernhardsson and Lars Nilsson has read the Reports (with the exception of the Schedules of the Legal Report) and confirms that there is no material matter, fact or circumstance which relates to the Group or business of the Group, the inclusion of which might in his reasonable opinion render the Reports misleading in any material respect.

21.                               Environmental Matters

21.1                        Each Group Company is in compliance with Environmental Laws applicable to it in all material respects.

21.2                        There are no claims, proceedings, actions or investigations against any Group Company with respect to any material non-compliance with, or any liability (whether actual or prospective), obligation or duty under, Environmental Laws nor has any written notice been received threatening any such claims, proceedings, actions or investigations.

21.3                        To the knowledge and belief of the Management Warrantors, there are no facts or circumstances which might reasonably be expected to result in liabilities of greater than SEK5,500,000 arising directly or indirectly for the Group from Environmental Matters at any Property in the six (6) months after Completion.

Schedule 3

Limitations on Liability

1.                                      Maximum Liability

The aggregate liability of each Management Warrantor in respect of all Claims (including all legal and other professional fees and expenses payable by the Management Warrantor in respect of all such Claims) shall not exceed the lower of:

1.1                               the proportion of the liability under the Claims which is equal to the proportion which the Management Warrantor’s Relevant Proportion bears to the aggregate Relevant Proportions of those Management Warrantors liable (including the Relevant Proportion of a Management Warrantor who is not pursued for his Relevant Proportion of such liability but who would be liable if so pursued) in respect of such Claims; or

1.2                               the amount set out next to the relevant Management Warrantor in column 3 of the Management Warrantors’ Allocation.

2.                                      Time Limitation for Claims

2.1                               No Management Warrantor shall be liable in respect of any Claim unless written notice specifying (in reasonable detail) the matter(s) which gives rise to the Claim, the nature of the claim and (if practicable) a bona fide estimate of the amount claimed in respect thereof is given by or on behalf of the Purchaser to the Management Warrantors as soon as reasonably practicable after the Purchaser becomes aware of the Claim and in any event by not later than 5.00 p.m. on the date falling twelve (12) months after the date of this deed (provided that any failure to provide any such details of the Claim or to indicate its nature or to provide an estimate of the amount of any such claims shall not invalidate such Claim).

2.2                               Any Claim notified pursuant to paragraph 2.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been properly issued and validly served within nine (9) months of such written notice being given to the Management Warrantors or, in the case of any contingent liability, within twelve (12) months after such contingent liability becomes an actual liability.

3.                                      Minimum Claims

3.1                               The Management Warrantors shall not be liable in respect of any individual Claim (or a series of Claims arising from substantially identical facts, matters or circumstances) unless the liability in respect of any such Claim (or series of claims) exceeds SEK 5,750,000 (the “De Minimis Claim Amount”). Where the liability agreed or determined exceeds the De Minimis Claim Amount, subject as otherwise provided in this deed, the Management Warrantors shall be liable for the full amount of the Claims or series of Claims and not just the excess.

3.2                               The Management Warrantors shall not be liable in respect of any Claim unless and until the aggregate amount that would otherwise be recoverable from the Management Warrantors in respect of all Claims (but for this paragraph and after giving due effect to paragraph 3.1 above in relation to any individual Claim) exceeds SEK 27,000,000 (the “Basket Amount”). Where the aggregate amount agreed or determined in respect of all Claims referred to in this paragraph above exceeds the Basket Amount, subject to otherwise provided in this deed, the relevant Management Warrantors shall be liable for the full amount of such Claims and not just the excess.

4.                                      Contingent Liabilities

Without prejudice to the Purchaser’s ability to give notice of a Claim within the time period set out in Clause 2.1, the Management Warrantors shall not be liable in respect of any Claim which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

5.                                      Insurance and Other Compensation

The Management Warrantors shall not be liable in respect of any Claim to the extent that:

5.1                               losses in respect of such Claim are actually recovered under a policy of insurance of the Group; or

5.2                               loss or damage giving rise to such Claim has been made or is made good or is otherwise compensated for without cost to the Purchaser’s Group or the Group.

6.                                      Provisions

The Management Warrantors shall not be liable in respect of any Claim if and to the extent that specific allowance, provision or reserve in respect of the matter giving rise to the Claim is made in the Locked Box Accounts provided that any such limitation shall only apply to the extent of such specific allowance, provision or reserve.

7.                                      Acts of the Purchaser

The Management Warrantors shall not be liable in respect of any Claim to the extent it would not have occurred but for, or has been increased as a result of:

7.1                               any act, omission or transaction of the Purchaser’s Group after Completion, otherwise than in the ordinary course of business conducted by the Group as per the date of Completion (save that this exclusion shall not apply where such act, omission or transaction was carried out or effected by the Purchaser or any member of the Purchaser’s Group (or its or their respective directors or employees or agents or successors in title or any of its Affiliates) pursuant to a legally binding commitment of the Group created on or before Completion or at the written direction or written request of any of the Management Warrantors or to comply with Applicable Law); or

7.2                               any change in the accounting principles or practices of the Group (including the length of any accounting period for tax purposes) introduced after Completion save to the extent such change is required to comply with GAAP.

8.                                      Changes in law

The Management Warrantors shall not be liable in respect of any Claim to the extent that matters, facts or circumstances giving rise to the Claim would not have occurred but for:

8.1                               any change in law or regulation or in its interpretation or administration by the English courts, by a Taxation Authority or by any other fiscal monetary or regulatory authority after the date hereof; or

8.2                               any increase in the rates of taxation made after the date hereof.

9.                                      Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses arising as a result of the subject matter of a Claim.

10.                               Fraud

None of the limitations contained in this Schedule 3 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by any Management Warrantor.

11.                               Warranty and Indemnity Insurance

Notwithstanding any provision to the contrary in this deed:

11.1                        the parties acknowledge that, the Purchaser has secured a policy of insurance for the benefit of the Purchaser and/or the Purchaser’s Group (including, after Completion, the Group) to cover Losses arising in respect of breaches of and claims under the Warranties (the “Warranty and Indemnity Insurance”);

11.2                        the Purchaser agrees and undertakes that the Warranty and Indemnity Insurance shall contain a waiver from the W&I Insurer waiving all its rights to take subrogated action or to exercise rights assigned to it against the Management Warrantors in relation to any Claim, other than in the event of fraud or dishonest misconduct by the Management Warrantors;

11.3                        the Purchaser:

(a)                                 shall not agree to any amendment, variation or waiver of the waiver referred to in paragraph 11.2 (or do anything which has a similar effect) without the prior written consent of the Management Warrantors;

(b)                                 shall not novate, or otherwise assign its respective rights with respect to the waiver referred to in paragraph 11.2 (or do anything which has similar effect) or do anything which causes the waiver referred to in Clause 11.2  not to have full force and effect in accordance with its terms; and

(c)                                  shall, without limitation to any right of the Management Warrantors to separately enforce such terms, use all reasonable endeavours to enforce any term in the Warranty and Indemnity Insurance under which the W&I Insurer waives its rights to take subrogated action against the Management Warrantors upon the terms set out in the Warranty and Indemnity Insurance.

Schedule 4

List of Material Agreements

No.	Type of agreement	Parties	Date of agreement
1.	Film rental agreement	SF Bio AB/Nordisk Film Distr. AB	2012-02-09
2.	Film rental agreement	SF Bio/Scanbox Entertainment Sweden AB	2012-03-13
3.	Film rental agreement	SF Bio AB/SF Filmindustri	2011-05-23 (updated 2012-10-02)
4.	Film rental agreement	SF Bio AB/Twentieth Century Fox Sweden AB	2010-12-20
5.	Film rental agreement	SF Bio AB/United International Pictures AB	2012-01-31
6.	Film rental agreement	SF Bio AB/Walt Disney Studio Motion Pictures AB	2011-01-21 [Not signed]
7.	Film rental agreement	SF Kino AS/United International Pictures (general and special terms)	2012-02-07
8.	Film rental agreement	SF Kino AS/United International Pictures (general and special terms)	2014-05-16
9.	Film rental agreement	SF Kino AS/The Walt Disney Company Nordic	2015-12-03
10.	Film rental agreement	SF Kino AS/Nordisk Film Distribusjon AS	2010-12-13
11.	Film rental agreement	SF Kino Stavanger/Sandnes AS and SF Norge AS/Twentieth Century Fox Norway	2011-02-04
12.	Film rental agreement	SF Kino Lillestrøm, Stavanger, Sandnes and Sandvika)/United International Pictures AS (general and special terms)	2012-02-07
13.	Film rental agreement	SF Kino Tønsberg, Sandvika, Lillestrøm, Skien, Moss and SF Norge AS/Twentieth Century Fox Norway	2011-02-04
14.	Film rental agreement	Forum Cinemas Latvia/SIA Latvia Theatrical Distribution	2015-02-01
15.	Film rental agreement	Forum Cinemas Latvia/ SIA Acme Film (incl Amendment agreement no 1)	2016-01-01

16.	Film rental agreement	Forum Cinemas Estonia/Estonian Theatrical Distribution OÜ	2013-04-05
17.	Film rental agreement	Forum Cinemas Lithuania/UAB ACME Film	2013-01-02
18.	Film rental agreement	NCG Distribution UAB/United International Pictures (UIP) (agreement transferred to NCG Distribution UAB as per a transfer agreement dated 2016-06-02)	2008-01-01
19.	Film rental agreement	NCG Distribution UAB/Multikino Lietuva	2016-06-07
20.	Film rental agreement	Forum Cinemas AS/United International Pictures (UIP)	2016-09-25
21.	Cinema Lease agreement	SF Bio AB/U-dal 5 KB (Bergakungen)	2009-10-19
22.	Cinema Lease agreement	SF Bio AB/Wallenstam Nya Företag AB (Biopalatset)	2009-10-19
23.	Cinema Lease agreement	SF Bio AB/Stockholms Stad, Gatu och Fastighetsnämnden (Sergel)	2000-04-11
24.	Cinema Lease agreement	SF Bio AB/ Stockholms Stad, Gatu och Fastighetsnämnden (Sergel)	2016-09-20
25.	Cinema Lease agreement	SF Bio AB/Kista Galleria KB (Kista)	2011-02-03
26.	Cinema Lease agreement	SF Bio AB/Heron Kungens Kurva AB (Heron City)	2000-09-18
27.	Cinema Lease agreement	SF Bio AB/Fastighets AB Brogatan (Filmstaden Söder)	2004-06-18/2004-11-02/2007-05-09
28.	Cinema Lease agreement	SF Bio AB/Rodamco Handel AB (Mall of Scandinavia)	2012-10-02
29.	Cinema Lease agreement	SF Bio AB/Länsförsäkringar Bergslagen (Filmstaden Örebro)	2009-10-01
30.	Cinema Lease agreement	SF Bio AB/ Lunds Kommuns Fastighets AB (publ) (Filmstaden Lund)	2008-12-01
31.	Cinema Lease agreement	SF Bio AB/KB Kol 15 (Filmstaden Västerås)	2010-09-30
32.	Cinema Lease agreement	SF Bio AB/Harven AB (Filmstaden Jönköping)	2006-12-01
33.	Cinema Lease agreement	SF Bio AB/Gotic AB (Filmstaden Malmö)	2006-12-01

34.	Cinema Lease agreement	SF Bio AB/Vasakronan Malmöfastigheter AB (Filmstaden Malmö)	2016-12-22
35.	Cinema Lease agreement	SF Bio AB/JM Byggnads och Fastighets AB (Filmstaden Uppsala)	1994-07-18
36.	Cinema Lease agreement	SF Bio AB/ Jefast Citygalleria AB (Filmstaden Helsingborg)	2012-04-09
37.	Cinema Lease agreement	SF Bio AB/ Rodamco Täby Centrum KB (Filmstaden Täby)	2012-04-24
38.	Cinema Lease agreement	SF Bio AB/ Norrporten i Umeå AB (Filmstaden Umeå)	2009-01-01
39.	Cinema Lease agreement	SF Bio AB/ Sickla Industrifastigheter KB (Filmstaden Sickla)	2007-09-04
40.	Cinema Lease agreement	Finnkino Oy/Keskinäinen työeläkevakuutusyhtiö Varma (Flamingo)	2008-03-06/2006-01-17/2006-11-7/2006-08-10
41.	Cinema Lease agreement	Finnkino Oy/Keskinäinen Henkivakuutusyhtiö Suomi (Kinopalatsi Helsinki)	2010-08-23
42.	Cinema Lease agreement	Finnkino Oy/Eläkevakuutusyhtiö Veritas (Kinopalatsi Turku)	2000-06-06/2001-03-15/2013-08-26
43.	Cinema Lease agreement	Finnkino Oy/Keskinäinen työeläkevakuutusyhtiö Varma (Plevna)	2011-11-18
44.	Cinema Lease agreement	Finnkino Oy/Helsingin Kaupunki (Tennispalatsi)	2011-03-07
45.	Cinema Lease agreement	Finnkino Oy/Kuntien eläkevakuutus, Keskinäinen vakuutusyhtiö Eläke-Fennia and Kesk. Eläkevakuutusyhtiö Etera (Kauppakeskus Sello)	Undated
46.	Cinema Lease agreement	Finnkino Oy/Ruokakesko Oy (i3 Helsinki East Center)	2015-01-25
47.	Cinema Lease agreement	Finnkino Oy/Itäkeskus Holding Oy	2016-11-29
48.	Cinema Lease agreement	Finnkino Oy/Keski-Suomen Osuuspankki (Fantasia)	2015/02
49.	Cinema Lease agreement	Finnkino Oy/Keskinäinen Eläkevakuutusyhtiö Tapiola and Keskinäinen Vakuutusyhtiö Tapiola (Plaza)	2005-01-21
50.	Cinema Lease agreement	Forum Cinemas AS/Ou BPT Baltic Fund 4 (Coca Cola Plaza)	2013-03-08

51.	Cinema Lease agreement	Forum Cinemas AS/AS Solaris Keskus	2016-12-22
52.	Cinema Lease agreement	Forum Cinemas UAB/Ozo Turtas UAB (FC Akropolis)	2013-02-06
53.	Cinema Lease agreement	Thon Storo ANS/SF Kino AS (Storo)	2014-04-12
54.	Cinema Lease agreement	Nye Industrifinans Kino 2 AS/SF Kino AS (Lillestrøm)	2015-06-02
55.	Cinema Lease agreement	Thon Ski AS/SF Kino AS (Ski)	2013-10-13
56.	Cinema Lease Agreement	Forum Cinemas AS / BOF CC Plaza OÜ (Coca-Cola Plaza property)	2013-03-08
57.	Cinema Lease Agreement	SF Kino AS / Sandvika Kinematografbygg AS (Sandvika)	2015-08-25
58.	Cinema Lease Agreement	Finnkino Oy / Ajurinkatu 16 (Scala)	2011-06-15
59.	Cinema Lease Agreement	Finnkino Oy / Vapaudenkatu 13 (Kuvapalatsi)	2005-03-08
60.	Distribution and Licencing Agreement	Forum Cinemas/AS Coca-Cola HBC Eesti	2016-01-12/2014-01-13
61.	Distribution and license agreement	Forum Cinemas Latvia/United International Pictures (UIP)	2016-09-25
62.	Distribution agreement	Forum Cinemas Latvia/SIA Mutliplex Systems	2009-08-07
63.	Distribution agreement	Forum Cinemas Latvia/SIA Multikino Latvia	2010-07-28
64.	Partnership agreement	Succéfilm AB/SF Bio AB (HB Svenska Bio Lidingö)	2004-06-30
65.	Outsourcing agreement	SF Bio AB/EVRY One Outsourcing Services Huskvarna AB	2015-01-01
66.	IT management agreement	SF Bio AB/IT-Huset i Norden AB	2014-11-03
67.	Consultancy agreement	Nordic Cinema Group AB/IT-Huset i Norden AB	2016-03-18

68.	Hosting agreement	SF Bio AB/EPiServer AB	2011-04-26
69.	Advertising services agreement	CinemaAds UAB / Incognito Films UAB / Forum Cinemas /	2015-05-04
70.	Concession Agreement	SF Kino AS/Location Norway AS	2015-10-16
71.	Shareholders’ agreement	SF Kino AS/Bergen kommune	2012-09-20
72.	Shareholders’ agreement	SF Kino AS (Det Norsk Kinoselskap AS)/Stavanger kommune/Sandnes kommune	2001-02-14
73.	Shareholders’ agreement (Capa)	SF Kino AS/Kinovasjon AS	Undated
74.	Trade Mark and Domain Name License Agreement	SF Kino AS/Aktiebolaget Svensk Filmindustri	2013-05-02
75.	Agreement for purchase and sale and maintenance of IMAX	SF Kino AS/IMAX CORPORATION	2014-12-03
76.	License agreement	SF Studios/SF-Bio	2013-05-02
77.	License agreement	SF Studios/SF Media	2013-05-02
78.	Maintenance and license agreement	SF-Bio/IMAX	2014-05-12

Schedule 5

List of Pension Schemes

No.	Company	Pension scheme
Sweden
1.	Nordic Cinema Group AB

• ITP pension scheme (defined contribution (ITP1 and Alternative ITP) or defined benefit (ITP2)) with respect to white-collar employees

• SAF-LO pension scheme (defined contribution) with respect to blue-collar employees

2.	Nordic Cinema Group Management AB	• Individual pension agreements entered into with Jan Bernhardsson and Marcus Lorendal (please refer to schedule 5 of the Legal Due Diligence Report)
3.	Nordic Cinema Group Support AB

• ITP pension scheme (defined contribution (ITP1 and Alternative ITP) or defined benefit (ITP2)) with respect to white-collar employees

• SAF-LO pension scheme (defined contribution) with respect to blue-collar employees

• Individual pension agreements entered into with Jonas Burvall and Patrik Karlsson (please refer to schedule 5 of the Legal Due Diligence Report)

4.	SF Bio AB

• ITP pension scheme (defined contribution (ITP1 and Alternative ITP) or defined benefit (ITP2)) with respect to white-collar employees

• SAF-LO pension scheme (defined contribution) with respect to blue-collar employees

• Individual pension agreements entered into with Maria Skoglund and Sture Johansson (please refer to schedule 5 of the Legal Due Diligence Report)

5.	SF Media AB

• ITP pension scheme (defined contribution (ITP1 and Alternative ITP) or defined benefit (ITP2)) with respect to white-collar employees

• SAF-LO pension scheme (defined contribution) with respect to blue-collar employees

• Individual pension agreement entered into with Ted Johansson (please refer to schedule 5 of the Legal Due Diligence Report)

6.	HB Svenska Bio

• SAF-LO pension scheme (defined contribution) with respect to blue-collar employees

• Individual pension agreement entered into with Åke Hedlund (please refer to schedule 5 of the Legal Due Diligence Report)

Norway
1.	SF Kino AS

• Statutory defined contribution scheme (Nw. OTP)

• Additional contribution scheme for selected employees

• Additional contribution scheme for CEO Ivar Halstvedt (please refer to schedule 5 to the Legal Due Diligence Report)

• Defined benefit scheme for certain employees in Skien

• Early retirement pension scheme (Nw. AFP)

2.	Bergen Kino AS	• Statutory defined contribution scheme (Nw. OTP) • Defined benefit scheme for certain employees (closed for new members) • Early retirement pension scheme (Nw. AFP)
3.	SF Kino Stavanger/Sandnes AS	• Statutory defined contribution scheme (Nw. OTP) • Defined benefit scheme for certain employees (closed for new members) • Early retirement pension scheme (Nw. AFP)
4.	CAPA Kinoreklame AS	• Statutory defined contribution scheme (Nw. OTP)
Finland
1.	Finnkino Oy

• Statutory defined contribution scheme

• Individual pension agreement entered into with Veronica Lindholm in addition to her statutory pension benefits (please refer to schedule 5 to the Legal Due Diligence Report)

AGREED FORM

DATED                   2017

(1) The Management Sellers

and

(2) Goldcup 14139 AB

TAX DEED relating to Nordic Cinema Group Holding AB

CONTENTS

Clause		Page

1	INTERPRETATION	1

2	COVENANT TO PAY	3

3	EXCLUSIONS	4

4	LIMITATIONS ON MANAGEMENT SELLERS’ LIABILITY	5

5	AMOUNT OF LIABILITY FOR TAX	6

6	TIME FOR PAYMENT	6

7	CONDUCT OF CLAIMS	7

8	CONDUCT OF PRE-COMPLETION TAX AFFAIRS	7

9	NOTICES	7

10	MANAGEMENT SELLERS’ REPRESENTATIVE	7

11	INVALIDITY	8

12	WAIVER	8

13	ASSIGNMENT	8

14	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	8

15	COUNTERPARTS	8

16	LAW AND JURISDICTION AND SERVICE OF PROCESS	8

THIS DEED is made on	2017

BETWEEN:-

(1)                                          The persons whose details are set out in Schedule 1 to this Deed (the “Management Sellers”); and

(2)                                          Goldcup 14139 AB, a company incorporated in Sweden with registered number 559094-8328 (the “Buyer”).

WHEREAS this Deed is entered into pursuant to an agreement dated                       2017 (the “Agreement”) and made between the Sellers (as defined therein) and the Buyer for the Buyer’s acquisition of the shares in the Company.

IT IS AGREED as follows:-

1. INTERPRETATION

1.1 In this Deed unless the context otherwise requires:-

“Accounts Relief”

means:-

(a)                                       any Relief which is taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Locked Box Accounts (or which, but for such Relief, would have appeared in the Locked Box Accounts); and

(b)                                          any Relief to the extent that it is treated as an asset in the Locked Box Accounts

“Buyer’s Tax Group”	means the Buyer and any other company or companies which are at any time treated as members of the same group as, or otherwise connected or associated with, the Buyer for any Tax purposes

“Claim for Tax”

means any assessment, notice, demand, determination, letter or other document issued by or action taken by or on behalf of any Tax Authority or any circumstances indicating that a Group Company is or may be placed or is sought to be placed under a Liability for Tax

“Company”	means Nordic Cinema Group Holding AB, a company incorporated in Sweden with registered number 559010-5036 and whose registered office is at Greta Garbos Väg 11-13, 16940, Solna, Sweden

“Employee”	has the meaning given in the Management Warranty Deed

“Event”

includes any event (including the death, winding up or dissolution of any person), act, failure, omission, transaction (including the sale of the Shares pursuant to the Agreement), arrangement or change in circumstances, being or ceasing to be resident in any jurisdiction for any Tax purpose, whether or not a Group Company was a party thereto

“Excluded Tax Liability”	means a Liability for Tax to the extent that the W&I Insurer is not liable for such a liability as a result of Clause 4 of the W&I Policy

“Group Company”	has the meaning given to it within the Agreement

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“Group Relief”	any other Relief eligible for surrender or capable of being claimed or surrendered between two companies grouped for Tax purposes in accordance with any legislation in relation to Tax

“Liability for Tax”

means:-

(a)                                       any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make an actual payment or increased payment of or in respect of Tax whether or not such liability has been discharged prior to Completion;

(b)                                       any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or Post Completion Relief; and

(c)                                        the disallowance, loss, clawback, reduction, restriction,  modification or non-availability of any Accounts Relief

“Post Completion Relief”

means any Relief which arises in respect of, by reference to or in consequence of, any period ending after the Locked Box Date or any Event occurring after the Locked Box Date or any Relief arising to any member of the Buyer’s Tax Group (excluding a Group Company) whenever so arising

“Relief”	includes any relief, allowance, deduction, exemption, concession or set-off relevant to the computation of any Liability for Tax, any credit against Tax or any right to a repayment of Tax

“Tax”

includes (without limitation):-

(a)                       all taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added, employment, social security, environmental, severance, real property, transfer and personal property;

(b)                       all other levies, imposts, duties, charges, rates or withholdings in the nature of taxes imposed at any time by any Tax Authority;

(c)                        any payment which a Group Company may be or become bound to make to any person in respect of any tax or as a result of any enactment relating to any tax including any obligation to make any payment to a company other than another Group Company for, or to repay any payment received for, surrenders of tax losses or refunds of tax; and

(d)                       all interest, penalties, fines and other charges relating to any of the above or to a failure to make any return or supply any information in connection with any of the above

“Tax Authority”

means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having functions in relation to Tax

“W&I Insurer”	means Pembroke Syndicate 4000

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“W&I Policy”	the warranty and indemnity insurance policy issued to the Buyer by the W&I Insurer in connection with this Deed

1.2                                        In interpreting this Deed:-

1.2.1                              words and expressions defined in the Agreement shall have the same meanings in this Deed except where otherwise provided or expressly defined in this Deed and, unless the context otherwise requires, clause 1 of the Agreement shall apply to the interpretation of the Deed;

1.2.2                              any reference to income, profits or gains earned, accrued or received or an Event which has occurred includes income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received or an Event deemed to have or treated as having or regarded as having occurred, as the case may be; and

1.2.3                              should there be any conflict between any provision of the Agreement and the Tax Deed, the provisions of the Tax Deed will take precedence over the conflicting provision(s) of the Agreement.

1.3                                        It shall be assumed for the purposes of determining whether a Liability for Tax or any Relief arises on, before or after Completion, that the date of Completion is the end of an accounting period for the purposes of any applicable laws and regulations and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this Deed.

2.                                               COVENANT TO PAY

2.1                                        Subject always to clause 4, which shall take precedence over this clause 2.1 and all the other provisions of this Deed, the Management Sellers jointly and severally up to a liability of £1 for each Management Seller, and thereafter any liability for each Management Seller in excess of £1 shall be severally, covenant with the Buyer to pay to the Buyer (or to such person as the Buyer directs) an amount equal to:-

2.1.1                              any Liability for Tax of a Group Company arising in respect of, by reference to or in consequence of:-

(a)                                          any income, profits or gains earned, accrued or received on or before Completion; or

(b)                                          any Event which occurred on or before Completion;

2.1.2                              any Liability for Tax of a Group Company arising in respect of or in consequence of:-

(a)                                          an Event occurring, or any income profits or gains earned, accrued or received at any time and for which a Group Company is liable as a result of having at any time before Completion been:-

(i)                                              a member of a group, group registration, fiscal unity or consolidated tax return for any Tax purpose and any other person (other than another Group Company) failing to discharge any Liability for Tax; or

(ii)                                           under the control of any person or associated with any person and that person or any other person failing to discharge any Liability for Tax;

2.1.3                              any Liability for Tax of a Group Company which arises at any time in respect of any Employee or former Employee (or any person connected or associated with such an Employee or former Employee) and relates to:

(i)                                              any securities or any option or other right (or exercise of such option or right) to acquire shares or an interest in shares acquired or granted prior to Completion; or

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(ii)                                           the receipt by such Employee or other person at any time, of a payment or other benefit pursuant to an arrangement entered into on or prior to Completion where such arrangement constituted an arrangement in respect of disguised remuneration (or any similar concept); or

(iii)                                        the receipt of the Consideration or any part of it.

2.1.4                              any liability of a Group Company to make a payment to any person (other than another Group Company) in respect of Group Relief (or to repay any payment received for the surrender of Group Relief), pursuant to any arrangement or agreement entered into by a Group Company on or before Completion;

2.1.5                              any payment which a Group Company fails to receive (other than from another Group Company) for Group Relief pursuant to any arrangement or agreement entered into on or before Completion where such payment was taken into account in the Locked Box Accounts;

2.1.6                              any liability of a Group Company as result of a transaction or arrangement that a Tax Authority considers to have not been made on arm’s length terms or otherwise arising in relation to any transfer pricing requirements (including the mountainous of sufficient documentation);

2.1.7                              any liability of a Group Company to make a payment or repayment of a sum equivalent to, or calculated by reference to, another person’s Tax liability where the liability arises under any indemnity, covenant, warranty, guarantee or election entered into or created on or before Completion; and

2.1.8                              all costs, expenses, disbursements and professional fees reasonably incurred by a Group Company in connection with any liability falling within Clauses 2.1.1 to 2.1.7 above or in taking or defending any action under this Deed.

3.                                               EXCLUSIONS

3.1                                        The covenant contained in Clause 2 shall not apply and the Buyer shall have no claim against the Management Sellers under it to the extent that:-

3.1.1                              specific provision or reserve (excluding a provision for deferred Tax) for the liability in question is made in the Locked Box Accounts;

3.1.2                              the liability is an Excluded Tax Liability;

3.1.3                              in the case of a claim under this Deed, the Buyer has otherwise recovered damages from the Management Sellers in respect of the same liability;

3.1.4                              the liability in question arises or is increased as a result of a change in legislation announced after Completion with retrospective effect, or any increase in the rate of Tax announced after Completion with retrospective effect, other than:-

(a)                                          a change which has the effect of countering, retrospectively, any scheme or arrangement the sole or main purpose (or one of the main purposes) of which was the avoidance of Tax; or

(b)                                          any change in the rate of interest accruing on underpaid Tax;

3.1.5                              the liability in question arises as a result of a voluntary act of a Group Company after Completion outside the ordinary course of business of a Group Company which the Buyer knew would give rise to the liability in question other than any of the following:-

(a)                                          an act carried out pursuant to a legally binding obligation entered into on or before Completion (including pursuant to this Deed or the Agreement); or

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(b)                                          an act which a Group Company was required to do by any legislation (whether relating to Tax or otherwise); or

(c)                                           any disclosure to a Tax Authority or other government, state, municipal, local or federal regulatory authority;

(d)                                          any act permitted by the terms of this Deed.

3.2                                        The covenant contained in Clause 2.1.1 shall not apply and the Buyer shall have no claim against the Management Sellers under it to the extent that the liability in question arises solely as a result of any income, profits or gains earned, accrued or received, or any Event occurring, after the Locked Box Date and on or before Completion in the ordinary course of business of a Group Company excluding any of the following liabilities:-

3.2.1                              a liability for Tax for which a Group Company is not primarily liable;

3.2.2                              a liability for Tax arising as a result of the acquisition, disposal or supply (or deemed acquisition, disposal or supply) of any asset (including shares or securities), service or facility (including a loan of money or the letting, hiring or licensing of tangible or intangible property) for consideration deemed for Tax purposes to be different from that (if any) actually received, or any other transaction or series of transactions where the consideration paid or provision made or imposed differs from the consideration that would have been paid or the provision that would have been made as between independent enterprises, in each case to the extent of that difference;

3.2.3                              a liability for Tax arising as a result of the making of a distribution, the creation, cancellation or reorganisation of any share or loan capital or the release, assignment, acquisition or payment of any debt;

3.2.4                              a liability for Tax arising as a result of any company becoming or ceasing to be:-

(a)                                          a member of a group of, or associated or connected with, any companies for any Tax purpose; or

(b)                                          resident in any jurisdiction for any Tax purpose;

3.2.5                              a liability for Tax for which a Group Company has failed to properly deduct, charge, recover or pay to a Tax Authority;

3.2.6                              a liability for Tax arising as a result of the disposal of a capital asset;

3.2.7                              a liability for Tax under any legislation introduced to counter tax avoidance or arising as a result of a transaction or arrangement the sole or main purpose of which was the reduction, avoidance or deferral of a Liability for Tax; and

3.2.8                              a liability to interest or any penalty arising as a result of any payment of Tax proving to be an underpayment.

4.                                               LIMITATIONS ON MANAGEMENT SELLERS’ LIABILITY

4.1                                        No claim shall be made under this Deed unless the claim has been notified in writing to the Management Sellers before the seventh anniversary of Completion PROVIDED THAT this Clause 4.1 shall not apply where a Tax Authority is entitled by law to assess the Company in respect of the Tax to which the claim relates after such date as a result of any fraud.

4.2                                        The aggregate liability of each Management Seller in respect of all claims, costs, expenses, demands, actions, proceedings, investigations, obligations, and other liabilities under or arising directly and solely out of this Deed (in each case excluding, for the avoidance of doubt, the costs and expenses incurred in entering into and preparing this Deed) or the W&I Policy except for where there has been an established fraud (by a court or other judicial or regulatory body) by or on behalf of  such Management Seller (referred to in this clause 4 as ‘Relevant Liabilities’) (including

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without limitation all legal and other professional fees and expenses payable by such Management Seller in respect of all Relevant Liabilities) shall not exceed the amount of £1.

4.3                                        The Buyer shall, to the extent exceeding £1, indemnify each Management Seller on demand in respect of all costs and expenses reasonably incurred by that Management Seller in defending Relevant Liabilities save for where there has been an established fraud (by a court or other judicial or regulatory body) by or on behalf of such Management Seller. Any amount payable under this clause shall be paid by the Buyer to the relevant Management Seller within 10 Business Days of written notice from the relevant Management Seller setting out reasonable detail of the nature and amount of such claim.

4.4                                        It is agreed by the Buyer that this clause 4 shall apply notwithstanding any other provision of this Deed and in the event of an express or implied conflict or inconsistency between this clause 4 and any other provision of this Deed, this clause 4 shall prevail.

5.                                               AMOUNT OF LIABILITY FOR TAX

5.1                                        Subject always to clause 4, the amount of any liability pursuant to Clause 2 shall be as follows:-

5.1.1                              to the extent that the liability involves a liability of a Group Company to make an actual payment or increased payment of Tax, the amount of such payment or increased payment;

5.1.2                              to the extent that the liability involves a liability of a Group Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or Post Completion Relief, the amount of such payment or increased payment of Tax which would have otherwise arisen;

5.1.3                              to the extent that the liability involves the disallowance, loss, clawback, reduction, restriction, modification or non-availability of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax which the use of the Accounts Relief would have saved had the Accounts Relief been used by a Group Company in the period current at Completion (assuming that a Group Company then had sufficient profits and was otherwise in a position actually to use in full the Accounts Relief);

5.1.4                              to the extent that the liability involves the disallowance or reduction by any Tax Authority of a right to a repayment of Tax, the amount of the repayment so disallowed or reduced; and

5.1.5                              to the extent that the liability involves a liability under Clause 2.1.3, the amount of the payment (or repayment) so made.

6.                                               TIME FOR PAYMENT

6.1                                        Any amount payable to the Buyer under this Deed shall be paid in cleared funds on or before the following dates which shall be its due date for payment:-

6.1.1                              in the case of a Liability for Tax which involves a liability of a Group Company to make an actual payment or increased payment of Tax to a Tax Authority, the fifth Business Day prior to:-

(a)                                          in the case of a Liability for Tax in respect of which there is no provision for payment by instalments, the latest date on which the tax in question can be paid to the relevant Tax Authority in order to avoid a liability to penalties or interest occurring;

(b)                                          in the case of a Liability for Tax in respect of which there is a provision for payment by instalments, each date on which an instalment of such Tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid) and the Buyer shall notify the Management

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Sellers of the proportion at least five Business Days before each instalment is payable;

6.1.2                              in the case of a Liability for Tax which involves a liability of a Group Company to make a payment or increased payment of Tax to a Tax Authority which would have arisen but for being satisfied, avoided or reduced by the use by a Group Company of any Accounts Relief or Post Completion Relief, the fifth Business Day prior to the date or dates referred to in Clause 6.1.1(a) or 6.1.1(b) that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable; and

6.1.3                              in any other case (including, without limitation, any costs and expenses or other amounts incurred pursuant to Clauses 2.1.8), the fifth Business Day after service by the Buyer to the Management Sellers of a written demand for payment.

6.2                                        If any default occurs in the payment to the Buyer when due of any sum payable under this Deed its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgement) at a rate per annum of five (5) per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day and shall be compounded monthly.

7.                                               CONDUCT OF CLAIMS

The Buyer shall have sole conduct of , and be free to take or procure any action in respect of, any Claim for Tax and, for the avoidance of doubt, shall be free to satisfy or settle any relevant Claim for Tax on such terms as it may in its absolute discretion think fit (in each case subject only to the terms of the W&I Policy).

8.                                               CONDUCT OF PRE-COMPLETION TAX AFFAIRS

8.1                                        The Buyer (or the Buyer’s duly authorised agent) shall have sole conduct of the Tax affairs of the Group Companies in respect of all accounting periods of the Group Companies whether ending prior to, on or after Completion and shall, without limitation:-

8.1.1                              prepare and submit all Tax returns of the Group Companies (including any related accounts, computations and attachments) and all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax (the “Tax Documents”); and

8.1.2                              deal with, and seek to resolve, any queries raised by a Tax Authority relating to the Tax Documents.

8.2                                        In respect of any accounting period of the Group Companies ending on or before Completion or which straddles Completion (to the extent relevant to the part-period ending at Completion) the Management Sellers shall, at the reasonable cost and expense of the Buyer, provide the Buyer and the relevant Group Company with such information and assistance as the Buyer or a Group Company may reasonably request in connection with the matters referred to in Clause 8.1.

8.3                                        Where a Claim for Tax to which Clause 0(Conduct of Claims) applies has arisen, the provisions of Clause 7 (and not this Clause 8) shall apply in relation to any matter relating to such Claim for Tax.

9.                                               NOTICES

The provisions of clause 25 of the Agreement shall apply to this Deed.

10.                                        MANAGEMENT SELLERS’ REPRESENTATIVE

The provisions of clause 17 of the Agreement shall apply to this Deed.

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11.                                        INVALIDITY

If any provision of this Deed is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Deed but the enforceability of the remainder of this Deed shall remain unaffected.

12.                                        WAIVER

12.1                                 The failure by the Buyer to exercise or delay in exercising any right or remedy under this Deed shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies the Buyer may otherwise have and no single or partial exercise of any right or remedy under this Deed shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

12.2                                 The Buyer’s rights and remedies contained in this Deed are in addition to, and not exclusive of, any other rights or remedies available at law.

13.                                        ASSIGNMENT

The provisions of clause 23 of the Agreement shall apply to this Deed as if references to “this Agreement” were references to “this Deed”.

14.                                        CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Deed provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.  No party may declare itself as a trustee of the rights under this Deed for the benefit of any third party save as expressly provided in this Deed.

15.                                        COUNTERPARTS

This Deed may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

16.                                        LAW AND JURISDICTION AND SERVICE OF PROCESS

The provisions of clauses 32 and 33 of the Agreement shall apply to this Deed.

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SCHEDULE

Management Sellers’ Names and Addresses

Management Seller	Address
Jan Bernhardsson	Hackspettsvägen 12, 167 65 Bromma, Sweden
Maria Skoglund	Kungsholmstorg 14 lgh 1503, 112 21 Stockholm, Sweden
Lars Nilsson	Vattugatan 15, 111 52 Stockholm, Sweden

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EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

Executed as a Deed (but not delivered until the date hereof) by GOLDCUP 14139 AB:
/s/ Mark McDonald
Director

/s/ Anders Moberg
Director/Secretary

Executed as a Deed (but not delivered until the date hereof) by JAN BERNHARDSSON:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

Witness: Setareh Taei

	Address:	White & Case LLP,
5 Old Broad Street,
London EC2N 1DW

Occupation: Trainee Solicitor

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Executed as a Deed for and on behalf of MARIA SKOGLUND by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

	Witness:	Setareh Taei

	Address:	White & Case LLP,
5 Old Broad Street,
London EC2N 1DW

Occupation: Trainee Solicitor

Executed as a Deed for and on behalf of LARS NILSSON by Jan Bernhardsson acting through a power of attorney:

/s/ Jan Bernhardsson

in the presence of:

/s/ Setareh Taei

	Witness:	Setareh Taei

	Address:	White & Case LLP,
5 Old Broad Street,
London EC2N 1DW

	Occupation:	Trainee Solicitor

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